Exhibit 10.1
Execution Version
CONSTRUCTION MANAGEMENT AGREEMENT
by and between
OXY USA INC.
and
SANDRIDGE EXPLORATION AND PRODUCTION, LLC
Dated June 29, 2008

i

List of Exhibits

Exhibit A	Description of Gas Treating Plant
Exhibit B	Description of Pipelines
Exhibit C	Target Milestones and Critical Path Milestones
Exhibit D	PSSR Standard
Exhibit E	Century Plant Project Specifications
Exhibit F	Existing Subcontracts
Exhibit G	Form of Progress Report
Exhibit H	Construction Manager’s Insurance Requirements
Exhibit I	Owner’s Insurance Requirements
Exhibit J	Overall Planned Progress Curve
Exhibit K	Form of Application for Payment

CONSTRUCTION MANAGEMENT AGREEMENT
     THIS CONSTRUCTION MANAGEMENT AGREEMENT is made and entered into as of June 29, 2008 (the “Effective Date”), by and between OXY USA Inc., a Delaware corporation (“Owner”), and SandRidge Exploration and Production, LLC, a Delaware limited liability company (the “Construction Manager”). Owner and Construction Manager are sometimes referred to collectively as the “Parties” and individually as a “Party”.
RECITALS
     WHEREAS, Owner intends to construct and own a gas treating plant and associated pipelines in the vicinity of the Piñon gas field in Pecos County, Texas;
     WHEREAS, Owner and Construction Manager are simultaneously entering into a Gas Treating and CO2 Delivery Agreement pursuant to which Owner will agree to process the Construction Manager’s gas through the Gas Treating Plant (as defined below) on the terms set forth therein;
     WHEREAS, in connection with the construction of the Gas Treating Plant and the Pipelines (as defined below), the Owner desires for the Construction Manager to provide the Services (as defined below) pursuant to the terms and conditions of this Agreement (as defined below); and
     WHEREAS, in consideration of Owner entering into the Gas Treating and CO2 Delivery Agreement, the Construction Manager is willing to provide the Services pursuant to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
     1.1 Definitions. In addition to any terms or expressions defined elsewhere in this Agreement, the terms or expressions set forth below shall have the following meanings in this Agreement.
     “Actual Measured Progress” has the meaning set forth in Section 8.2(b).
     “Actual Measured Progress for Previous Month” has the meaning set forth in Section 8.2(c).
     “Additional Cure Period” has the meaning set forth in Section 10.4(c)(ii).
     “Affiliate” means, in relation to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Construction Management Agreement, including all Exhibits attached hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
     “Agreement Confidential Information” has the meaning set forth in Section 14.3.
     “Applicable Laws” means all federal, state or local laws (including securities laws), ordinances, judgments, acts, statutes, decrees, injunctions, writs, orders, rules, regulations, permits or interpretations (other than any interpretation which by its terms is not binding) of any Governmental Authority with jurisdiction over the subject matter, as in effect from time to time, pertaining to the performance of the Services.
     “Applicable Permits” means all waivers, franchises, exemptions, variances, permits (including any environmental permits), clearances, registrations, authorizations, consents, decrees, approvals, licenses, filings, privileges, exemptions from, rulings, certifications, or orders from or required to be obtained or maintained by any Governmental Authority in connection with the performance of the Services.
     “Application for Payment” has the meaning set forth in Section 8.2(c).
     “Authorized Representative” means, with respect to each Party, the individual appointed by such Party pursuant to Section 14.13 to act on such Party’s behalf with respect to that Party’s duties and responsibilities under this Agreement.
     “Base Contract Price” has the meaning set forth in Section 8.1(a).
     “Billing Month” has the meaning set forth in Section 8.2(c).
     “Business Day” means a calendar day other than Saturday, Sunday or a legal or bank holiday in the State of Texas.
     “Century Plant Project” means, collectively, the Gas Treating Plant and the Pipelines, as more fully described in Exhibit A and Exhibit B, respectively (as each such Exhibit may be amended pursuant to Section 2.2).
     “Change” has the meaning set forth in Section 9.1(a).
     “Change of Law” means a change in, the enactment, promulgation, issuance or entry of, any Applicable Law by a Governmental Authority which occurs subsequent to the Effective Date.
     “Change Order” has the meaning set forth in Section 9.1(a).

     “Change Order Request” has the meaning set forth in Section 9.1(b).
     “Claims” means any claim, cause of action, demand, proceeding or lawsuit and all costs, expenses, disbursements, losses, fines, penalties and damages incurred in connection therewith, including reasonable and documented attorneys’ fees, accountant fees, expert fees, consultant fees, disbursements, court costs and interest.
     “Construction Manager” has the meaning set forth in the introductory paragraph.
     “Construction Manager Related Parties” has the meaning set forth in Section 12.2(a).
     “CO2 Fractionation Unit” means the portion of Train 1 required to be completed to enable Train 1 to operate the CO2 fractionation process.
     “Contract Price” has the meaning set forth in Section 8.1(b).
     “Critical Path Delay Meeting” has the meaning set forth in Section 3.2(b).
     “Critical Path Milestones” means the “Critical Path Milestones” set forth in Exhibit C.
     “Delay Notice” has the meaning set forth in Section 3.2(a).
     “Design Plan Review Period” has the meaning set forth in Section 2.2(a).
     “Design Plans” has the meaning set forth in Section 2.2(a).
     “Dollars” or “$” means the lawful currency of the United States of America.
     “Effective Date” has the meaning set forth in the introductory paragraph.
     “Equipment” means all of the individual items which form part of the permanent or temporary systems of the Century Plant Project, including vessels, pumps, motors, instruments, cables, junction boxes, pipelines, water wells and valves.
     “Estimated Change Order Costs” has the meaning set forth in Section 9.1(c).
     “Estimated Measured Progress for Billing Month” has the meaning set forth in Section 8.2(c).
     “Estimated Measured Progress for Previous Month” has the meaning set forth in Section 8.2(c).
     “Excused Delay” has the meaning set forth in Section 3.2(a).
     “Executive Officer” means, with respect to the Owner, any officer of Occidental Petroleum Corporation with the title of vice president or any title senior to vice president, and with respect to the Construction Manager, any officer of SandRidge Energy, Inc. with the title of executive vice president or any title senior to executive vice president.

     “Force Majeure” has the meaning set forth in Section 11.1(b).
     “Gas Treating and CO2 Delivery Agreement” means that certain Gas Treating and CO2 Delivery Agreement, dated as of the Effective Date, between the Owner and the Construction Manager.
     “Gas Treating Plant” means the gas treating plant and all facilities, systems and ancillary equipment relating thereto, including both Trains (as further described in Exhibit A) to be located on the Site, and to be fully designed, engineered, procured, permitted, fabricated and constructed as provided in this Agreement.
     “Good Industry Practice” means those prudent and good practices, methods, techniques, standards, codes, specifications and acts generally followed or used by professional design, engineering or construction managers, as applicable, in the oil and gas industry in the United States of America regularly involved in projects similar to the construction of the Century Plant Project which, in the exercise of prudent judgment, in light of the facts known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with Applicable Laws and Applicable Permits. “Good Industry Practice” is not intended to be limited to the optimum practices, methods, techniques, standards, codes, specifications and acts to the exclusion of all others, but rather to be acceptable practices, methods, techniques, standards, codes, specifications and acts generally followed or used by professional design, engineering or construction managers, as applicable, in the oil and gas industry in the United States of America regularly involved in projects similar to the construction of the Century Plant Project, having due regard for, among other things, the requirements of Applicable Laws and Applicable Permits.
     “Governmental Authority” means any federal, state, county, city, municipal, regional or local authorities, departments, bodies, boards, bureaus, instrumentalities, commissions, branches, agencies, courts, tribunals, judicial authorities, legislative bodies, administrative bodies, regulatory bodies, autonomous or quasi-autonomous entities or taxing authorities or any political subdivision of any thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, having jurisdiction over the Persons or matters in question.
     “Grey Ranch CO2 Pipeline” means the pipeline originating at the Grey Ranch Plant located in Pecos County, Texas and ending at the Mitchell Interconnect located in Pecos County, Texas, which shall be sized to accommodate all of the CO2 output of the both the Grey Ranch Plant (as defined in the Gas Treating and CO2 Delivery Agreement) and the Pikes Peak Plant (as defined in the Gas Treating and CO2 Delivery Agreement) (both operating at full capacity) as well as 40 MMSCFD of CO2 from the Terrell Plant (as defined in the Gas Treating and CO2 Delivery Agreement), and all facilities and ancillary equipment relating to such pipeline (as further described in Exhibit B (as Exhibit B may be amended pursuant to Section 2.2)) to be fully designed, engineered, procured, permitted, fabricated and constructed by or on behalf of the Construction Manager as provided in this Agreement.
     “Indemnifying Person” has the meaning set forth in Section 12.3(a).

     “Indemnified Person” has the meaning set forth in Section 12.3(a).
     “Indemnification Claim Notice” has the meaning set forth in Section 12.3(b).
     “Intellectual Property” means the following statutory and common law rights, if applicable: (a) all trademarks, service marks, trade names, domain names, registrations and applications for registrations for the foregoing (“Trademarks”), (b) patents, pending patent applications, and patents subsequently issuing from patent applications, (c) copyrights and registrations and applications for registrations thereof, (d) trade secrets and confidential information, and (e) all other similar intellectual property rights of any kind.
     “Labor Difficulties” shall mean strikes and other forms of organized actions by labor or other personnel to stop or significantly reduce or slow down work or production or to withdraw or withhold labor or services.
     “Late Payment Rate” means, as of any date, the lesser of: (a) the prime rate of interest as published in The Wall Street Journal plus 2%, or (b) the maximum interest rate permitted by Applicable Law.
     “Lien” means any mortgage, charge, lien, claim, security interest or other encumbrance arising out of or in connection with the Construction Manager’s or any of its Subcontractors’ performance of the Services.
     “McCamey CO2 Pipeline” means the 24-inch diameter pipeline originating at the Gas Treating Plant and ending at the McCamey Pump Station located in McCamey, Texas and all facilities and ancillary equipment relating to such pipeline (as further described in Exhibit B (as Exhibit B may be amended pursuant to Section 2.2)) to be fully designed, engineered, procured, permitted, fabricated and constructed by or on behalf of the Construction Manager as provided in this Agreement.
     “MMSCFD” means 1,000,000 Standard Cubic Feet per day.
     “Ortloff” means Ortloff Engineers, Ltd., a Texas limited partnership.
     “Ortloff Agreements” means, collectively, the Process/Recovery License Technology Agreement, dated May 14, 2008, between SandRidge Energy, Inc. and Ortloff (as amended May 19, 2008), and the Process/Recovery License Technology Agreement to be entered into by Construction Manager (or its Affiliate) pursuant to Section 2.12(b) with respect to Train 2.
     “Ortloff Performance Tests” means the performance test referred to in Section 4 of each Ortloff Agreement.
     “Overall Planned Progress Curve” has the meaning set forth in Section 8.2(a).
     “Owner” has the meaning set forth in the introductory paragraph.
     “Owner Related Parties” has the meaning set forth in Section 12.1(a).

     “Party” or “Parties” has the meaning set forth in the introductory paragraph.
     “Performance Guarantees” means, collectively, the “Performance Guarantee(s)” set forth in Section 1.0 of Attachment II of each UOP Guarantee Agreement and the “Process Performance Guarantees” set forth in Section 4 of each Ortloff Agreement.
     “Performance LDs” has the meaning set forth in Section 6.2.
     “Performance Tests” means, collectively, (a) the Ortloff Performance Tests and (b) the UOP Performance Tests.
     “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, joint venture, business trust, Governmental Authority or other legal entity.
     “Pipeline Easements” means, with respect to any Pipeline, the easements or rights-of-way associated with such Pipeline.
     “Pipelines” means the Grey Ranch CO2 Pipeline and the McCamey CO2 Pipeline.
     “Progress Payment” has the meaning set forth in Section 8.2(e).
     “Project Confidential Information” has the meaning set forth in Section 14.3.
     “PSSR Standard” means the Owner’s operational risk management standards attached as Exhibit D.
     “Seconded Manager” shall have the meaning set forth in Section 4.6(a).
     “Selexol Unit” means the portion of Train 1 required to be completed to enable Train 1 to operate the process for removing impurities (such as carbon dioxide or hydrogen sulfide) from feed gas using a solvent comprising a dimethyl ether of polyethylene glycol in an “off design” mode.
     “Services” has the meaning set forth in Section 2.1.
     “Shared Equipment” means any Equipment that does not form a part of a Unit, Train or Pipeline and is used in connection with the operation of one or more Units, Trains or Pipelines.
     “Site” has the meaning set forth in Section 2.19(a).
     “Sole Expert” has the meaning set forth in Section 14.5(b)(iii).
     “Spares” has the meaning set forth in Section 2.10(c).
     “Subcontract” has the meaning set forth in Section 2.5.
     “Subcontractor” has the meaning set forth in Section 2.5.

     “Substantial Completion” has the meaning set forth in Section 5.1(j).
     “Substantial Completion Certificate” has the meaning set forth in Section 5.1(n).
     “Target Milestones” means the “Target Milestones” set forth in Exhibit C.
     “Taxes” mean any and all taxes, levies or other like assessments, including but not limited to income tax, franchise tax , profits tax, windfall profits tax, surtax, gross receipts tax, capital gains tax, remittance tax, withholding tax, sales tax, use tax, value added tax, goods and services tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, severance tax, excise tax, ad valorem tax, property tax (real, personal or intangible), inventory tax, transfer tax, premium tax, environmental tax (including taxes under Section 59A of the Internal Revenue Code), customs duty, stamp tax or duty, capital stock tax, franchise tax, margin tax, occupation tax, payroll tax, employment tax, social security tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any similar tax or assessment imposed by any Governmental Authority or other taxing authority, together with any interest, fine or penalty, or addition thereto, whether disputed or not.
     “Termination Costs” has the meaning set forth in Section 10.4(c)(i).
     “Third Person Claim” has the meaning set forth in Section 12.3(b).
     “Trademarks” has the meaning set forth in the definition of “Intellectual Property”.
     “Train 1” has the meaning set forth in Exhibit A (as Exhibit A may be amended pursuant to Section 2.2).
     “Train 2” has the meaning set forth in Exhibit A (as Exhibit A may be amended pursuant to Section 2.2).
     “Trains” means Train 1 and Train 2.
     “Unit” means either the Selexol Unit or the CO2 Fractionation Unit, as applicable, and “Units” means, collectively, the Selexol Unit and the CO2 Fractionation Unit.
     “UOP” means UOP LLC, a Delaware limited liability company.
     “UOP Guarantee Agreements” means, collectively, the Guarantee Agreement, dated April 24, 2008, between UOP and SandRidge Energy, Inc., and the Guarantee Agreement to be entered into by Construction Manager (or its Affiliate) pursuant to Section 2.12(b) with respect to Train 2.
     “UOP Performance Tests” means the “Product Test” as such term is defined in each UOP Guarantee Agreement.
     1.2 General Interpretative Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) The use of the singular form includes the plural, and the use of the plural form includes the singular.
     (b) The use of any gender herein shall be deemed to include the other gender.
     (c) The captions and headings used in this Agreement are inserted for convenience only and do not constitute part of this Agreement and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision of this Agreement.
     (d) The term “include” or “including” and similar phrases shall mean including without limitation.
     (e) References to “Articles” and “Sections” refer to Articles and Sections of this Agreement.
     (f) Each reference to an “Article” of this Agreement shall include all Sections of such Article. Similarly, each reference to a “Section” shall include all subsections of such Section.
     (g) There terms “hereof”, “herein”, “hereto” and similar words refer to this entire Agreement and not any particular Article, Section, Exhibit or any other subdivision of this Agreement.
     (h) References to “this Agreement” (including any Exhibit hereto) or any other agreement or documents shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated and shall include a reference to any agreement or document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms.
     (i) Reference to any Person shall be construed as a reference to such Person’s successors and permitted assigns.
ARTICLE II
SERVICES; CONSTRUCTION MANAGER’S OBLIGATIONS; COORDINATED ACTIVITIES
     2.1 Services. The Construction Manager shall perform or cause to be performed, and shall manage the coordination of, all work and services required for the design, engineering, procurement, construction, commissioning, startup and testing of the Century Plant Project (collectively, the “Services”).
     2.2 Design Plans; Intellectual Property.
     (a) Exhibit A and Exhibit B attached hereto set forth the current design plans for the Century Plant Project, which plans are still under development and formulation by the Construction Manager. Commencing on the Effective Date, the Construction Manager shall, in consultation with Owner in accordance with this Section 2.2(a), revise and update Exhibit A and Exhibit B to set forth the final design plans for the Century Plant Project, including the final technical specifications and construction drawings for the Century Plant Project; provided that the design specifications set forth in Appendix 1 of Exhibit A may not be revised or updated without the Owner’s written consent. During the period of time commencing on the Effective Date and ending on the date the Construction Manager notifies the Owner in writing that the Construction Manager and Owner have completed the hazardous operations review with respect to the design of the Century Plant Project (the “Design Plan Review Period”), the Owner shall have the right to consult with the Construction Manager in preparing the design plans for the Century Plant Project and to provide comments to, and suggestions in respect of, such design plans. During the Design Plan Review Period, the Parties shall determine whether the Gas Treating Plant will be air cooled or water cooled in accordance with Section 2.19(b). If the Construction Manager believes any comments or suggestions made by the Owner in respect of Exhibit A or Exhibit B during the Design Plan Review Period are likely to increase the Construction Manager’s cost of performing the Services and/or delay the achievement of any Target Milestone or Critical Path Milestone, then the Parties shall mutually agree how such increased costs shall be allocated between the Parties and/or the number of days to extend any Target Milestone or Critical Path Milestone; provided that the Construction Manager shall bear any increased costs caused by, and no Target Milestone or Critical Path Milestone shall be extended for, comments or suggestions related to changes that are necessary for the Construction Manager to comply with its obligations under Section 2.3. Any dispute arising during the Design Plan Review Period, including regarding (i) the completion of the hazardous operations review, (ii) the determination of whether the Gas Treating Plant will be air cooled or water cooled, and (iii) the allocation of increased costs or the extension of any Target Milestone or Critical Path Milestone, shall be resolved pursuant to Section 14.5(b). The drafts of Exhibit A and Exhibit B agreed upon by the Parties following the end of the Design Plan Review Period shall be the design plans for the Century Plant Project (the “Design Plans”).
     (b) After the Design Plan Review Period, the Owner shall have the right to consult with the Construction Manager regarding the Services, and the Owner may request changes to the Design Plans at any time, subject to the Construction Manager obtaining schedule relief and price relief to the extent required in accordance with Section 3.2 or Article IX, as applicable. After the Design Plan Review Period, the Construction Manager may revise the Design Plans at any time, and from time to time, upon notice to the Owner; provided that (i) the Construction Manager may not revise the design specifications set forth in Appendix 1 of Exhibit A without the Owner’s written consent, (ii) the Construction Manager may not revise any part of the Design Plans that were implemented based on comments or suggestions provided to the Construction Manager during the Design Plan Review Period or pursuant to any Change Order issued by the Owner, except to the extent the Construction Manager determines that any such revisions are necessary for it to comply with its obligations under Section 2.3 and the Owner reasonably agrees with such determination, and (iii) the Construction Manager shall not be entitled to any schedule relief or price relief with respect to any such revisions expect in accordance with Section 9.1(e). Notwithstanding anything to the contrary in this Agreement, no changes may be made to the Design Plans after the Design Plan Review Period without ensuring compliance with the “Management of Change Procedures” set forth in OSHA 1910.119.
     (c) All Intellectual Property (other than Trademarks) created, developed or invented by the Construction Manager in the course of performing the Services that relates to any Unit, Train, Pipeline or Shared Equipment shall be assigned to the Owner in connection with the transfer of care, custody and control of the applicable Unit, Train, Pipeline or Shared Equipment to the Owner pursuant to Section 5.2. The Construction Manager shall sublicense to the Owner the right to use any Intellectual Property licensed by the Construction Manager for use in the operation of any Unit, Train, Pipeline or Shared Equipment in connection with the transfer of care, custody and control of the applicable Unit, Train, Pipeline or Shared Equipment to the Owner pursuant to Section 5.2 if and to the extent the Construction Manager has the right to sublicense such Intellectual Property. To the extent the Construction Manager does not have a right to sublicense such Intellectual Property, it shall use commercially reasonable efforts to (i) obtain the right to sublicense, and to sublicense, such Intellectual Property to the Owner or (ii) obtain rights for the Owner to use such Intellectual Property for the Century Plant Project; provided that the cost of acquiring such rights shall be shared equally by the Owner and the Construction Manager.
     2.3 Standards of Performance. The Construction Manager agrees to perform the Services in conformity with Good Industry Practice and in compliance with all Applicable Laws and Applicable Permits and the specifications for the Century Plant Project set forth in Exhibit E, which specifications may be revised by the Parties at any time, and from time to time, upon mutual agreement.
     2.4 Control of Work.
     (a) The Construction Manager will be solely responsible for and have control over the means, methods, techniques, scheduling, sequences and procedures for the performance of the Services.
     (b) The Construction Manager shall at all times be and act as an independent contractor of Owner. This Agreement shall not be deemed to create any agency, employment, partnership, joint venture or fiduciary relationship between the Construction Manager and the Owner, and neither Party shall represent to any Person that such Party is an agent, employee, partner or joint venturer of the other Party.
     (c) Except for the Seconded Manager, Persons utilized by the Construction Manager in the conduct of the Services shall be employees or independent Subcontractors of the Construction Manager. Persons utilized by the Owner in the performance of its obligations or the exercise of its rights under this Agreement (including the Persons imbedded by the Owner pursuant to Section 4.6) shall be employees or independent subcontractors of the Owner. Except for the Construction Manager’s rights to direct, supervise and control the Seconded Manager and as set forth in Section 2.10(a), neither Party shall have the right to direct, supervise or control the employees or subcontractors of the other Party in connection with the performance of its obligations or the exercise of its rights under this Agreement.
     (d) Neither Party (nor any of its subcontractors or representatives) shall have any authority to act on behalf of or in the name of the other Party, to enter into any agreement on behalf of or otherwise bind, commit, or obligate the other Party, or to expend funds on behalf of the other Party.

     (e) Nothing in this Section 2.4 shall impair either Party’s rights or obligations under this Agreement.
     2.5 Subcontracts.
     (a) The Construction Manager may enter into subcontracts (each a “Subcontract”) with any Person (each, a “Subcontractor”) in order to provide the Services; provided, that:
     (i) the Construction Manager will use commercially reasonable efforts to obtain from all Subcontractors (other than with respect to the Subcontracts set forth in Exhibit F) terms and conditions (including representations, warranties, guarantees and indemnities) that are customary for projects similar to the Century Plant Project and consistent with Good Industry Practice;
     (ii) the Construction Manager shall ensure that all Subcontracts (including all warranties, guarantees and indemnities in each Subcontract) are either assignable by the Construction Manager to the Owner without the consent of the Subcontractor or, if consent of a Subcontractor is required, that such consent has been or will be obtained prior to the date such assignment is required pursuant to this Agreement; and
     (iii) the Construction Manager will use commercially reasonable efforts to require each Subcontractor (other than with respect to the Subcontracts set forth in Exhibit F) to (A) obtain, maintain and keep in force, during the time such Subcontractor is engaged in performing services under the applicable Subcontract, adequate insurance coverage consistent with the Construction Manager’s insurance requirements set forth in Exhibit H and (B) include in each such insurance policy (except worker’s compensation policies) a waiver of subrogation in favor of Owner, and the Construction Manager shall, upon Owner’s request, furnish Owner with evidence of such insurance.
     (b) The Construction Manager’s use of Subcontractors in order to perform the Services shall not relieve the Construction Manager from liability for the failure to perform the Services in accordance with the terms of this Agreement. The Construction Manager shall exercise good faith efforts to enforce the terms of all Subcontracts.
     2.6 Permits. The Construction Manager will secure and maintain or cause its Subcontractors to secure and maintain (at all times prior to the transfer of care, custody and control of the applicable Unit, Train, Pipeline or Shared Equipment to the Owner pursuant to Section 5.2) all Applicable Permits required for the performance of the Services and the construction of the Century Plant Project. The Construction Manager shall cooperate with the Owner in causing the transfer and assignment of all Applicable Permits required for operation of the Century Plant Project to the Owner contemporaneous with Substantial Completion of the applicable Unit, Train, Pipeline or Shared Equipment. With respect to any Applicable Permit that covers more than one Unit, Train, Pipeline or Shared Equipment:
     (a) If the Applicable Permit relates primarily to construction matters as opposed to operational matters, such Applicable Permit shall continue to be held in the name of the Construction Manager until Substantial Completion of the final Unit, Train or Pipeline covered by such Applicable Permit, and the Construction Manager and the Owner shall (i) use commercially reasonable efforts to have the Owner’s name added to such Applicable Permit as soon as reasonably practicable following the Substantial Completion of the first Unit, Train, Pipeline or Shared Equipment covered by such Applicable Permit and (ii) enter into such agreements as may be necessary to allow the Owner to operate the covered Unit, Train, Pipeline or Shared Equipment conveyed to the Owner. The Construction Manager shall cooperate with the Owner in causing the transfer and assignment of the Applicable Permit to the Owner contemporaneous with Substantial Completion of the last Unit, Train, Pipeline or Shared Equipment covered by such Applicable Permit.
     (b) If the Applicable Permit does not relate primarily to construction matters as opposed to operational matters, the Construction Manager shall cooperate with the Owner in causing the transfer and assignment of such Applicable Permit to the Owner following the Substantial Completion of the first Unit, Train, Pipeline or Shared Equipment covered by such Applicable Permit, and the Construction Manager and the Owner shall (i) use commercially reasonable efforts to have the Construction Manager’s name remain as an additional party to such Applicable Permit until Substantial Completion of the last Unit, Train, Pipeline or Shared Equipment covered by such Applicable Permit and (ii) enter into such agreements as may be necessary to allow the Construction Manager to provide the Services relating to any covered Unit, Train, Pipeline or Shared Equipment not yet conveyed to the Owner.
     2.7 Progress Reporting. By the fifteenth (15th) day of each calendar month, the Construction Manager will provide to the Owner a monthly written report regarding the status of the Services and the construction of the Century Plant Project in the form attached as Exhibit G or in such other form reasonably acceptable to the Owner.
     2.8 Title and Risk of Loss.
     (a) Trains, Units, Pipelines, Materials, Supplies, Equipment, Machinery, Spare Parts, and Records. The Construction Manager will cause title to each Train, Unit and Pipeline and all materials, supplies, Equipment, machinery, and spare parts used in connection with the Services and which become, or are intended to become a part of, such Train, Unit or Pipeline and all records in its possession, after using commercially reasonable efforts to obtain all records that it is entitled to receive (including design, construction, inspection, test, and commercial records and all other project files and records), related to such Train, Unit, or Pipeline to vest in the Owner upon the earlier of (i) the date care, custody and control of the applicable Train, Unit or Pipeline transfers to the Owner pursuant to Section 5.2, or (ii) the date this Agreement is terminated in accordance with its terms (except for any termination pursuant to Section 10.2 as a result of which the Construction Manager elects to pursue the remedy set forth in Section 10.4(c)(ii)).
     (b) Shared Equipment. The Construction Manager will cause title to all Shared Equipment and all materials, supplies and spare parts used in connection with the Services and which become, or are intended to become a part of, such Shared Equipment and all records in its possession, after using commercially reasonable efforts to obtain all records that it is entitled to receive (including design, construction, inspection, test, and commercial records and all other project files and records), related to such Shared Equipment to vest in the Owner upon the earlier of (i) the date care, custody and control of Train 2 transfers to the Owner pursuant to Section 5.2, or (ii) the date this Agreement is terminated in accordance with its terms (except for any termination pursuant to Section 10.2 as a result of which the Construction Manager elects to pursue the remedy set forth in Section 10.4(c)(ii)).
     (c) Pipeline Easements. The Construction Manager will cause all of its right, title and interest in each Pipeline Easement to vest in the Owner upon the earlier of (i) the date care, custody and control of the applicable Pipeline transfers to the Owner pursuant to Section 5.2, or (ii) the date this Agreement is terminated in accordance with its terms (except for any termination pursuant to Section 10.2 as a result of which the Construction Manager elects to pursue the remedy set forth in Section 10.4(c)(ii)).
     (d) Other Easements and Rights of Way. The Construction Manager will cause all of its right, title and interest in all easements and rights-of-way obtained by the Construction Manager pursuant to Section 2.17 (other than the Pipeline Easements) to vest in the Owner upon the earlier of (i) the date care, custody and control of Train 2 transfers to the Owner pursuant to Section 5.2, or (ii) the date this Agreement is terminated in accordance with its terms (except for any termination pursuant to Section 10.2 as a result of which the Construction Manager elects to pursue the remedy set forth in Section 10.4(c)(ii)).
     (e) Risk of Loss. Subject to the terms of this Agreement, the Construction Manager will be responsible for the care, custody, control, operation and maintenance of each Unit, Train, Pipeline, Shared Equipment and any easement or right-of-way obtained by the Construction Manager pursuant to Section 2.17 and bear the risk of loss, destruction or damage thereof arising from any cause whatsoever until the care, custody and control of such Unit, Train, Pipeline, Shared Equipment or easement or right-of-way obtained by the Construction Manager pursuant to Section 2.17 is transferred to the Owner pursuant to Section 5.2 or Section 10.5. Following such transfer, the Owner will be responsible for the care, custody, control, operation and maintenance of such Unit, Train, Pipeline, Shared Equipment or easement or right-of-way obtained by the Construction Manager pursuant to Section 2.17, as applicable, and bear the risk of loss, destruction or damage thereof arising from any cause whatsoever.
     2.9 Insurance.
     (a) The Construction Manager will at its sole cost and expense, obtain, maintain and keep in full force and effect during the term of this Agreement insurance in accordance with, and meeting the requirements set forth in Exhibit H.
     (b) There will be no recourse against any additional insured for the payment of premiums or commissions (if such policies provide for the payment thereof) or additional premiums or assessments , it being understood that such are obligations of the named insured providing such insurance pursuant to this Agreement.
     (c) The Construction Manager will provide Owner with any information and/or assistance reasonably requested by the Owner in connection with the Owner’s obtaining, maintaining or keeping in full force and effect the insurance coverage required pursuant to Exhibit I.

     (d) If the Construction Manager fails to obtain and maintain any insurance required to be obtained and maintained by the Construction Manager under Exhibit H, then the Owner may, but will not be obligated to, purchase all or any part of such insurance on behalf of the Construction Manager and in addition to any and all other available remedies, will be entitled to be reimbursed by the Construction Manager promptly upon demand or deduct the amount of such premiums from any amounts payable to the Construction Manager pursuant to Article VIII.
     2.10 Commissioning, Startup, Testing, and Operating Manuals.
     (a) The Construction Manager shall be responsible for, and will direct and supervise, the commissioning, startup and testing of each Unit, Train and Pipeline.
     (b) During the bidding and acquisition process for any Equipment, Construction Manager shall undertake reasonable efforts to obtain lists of spare parts for such Equipment and price quotes for such spare parts from the vendors of such Equipment.
     (c) In consultation with the Owner, the Construction Manager shall acquire, on behalf of the Owner, all necessary chemicals, filters and spare parts (collectively the “Spares”) necessary to commission, startup, test and operate the Selexol Unit, each Train and Shared Equipment. The Construction Manager may invoice the Owner for any such Spares no earlier than forty five (45) days prior to the date that payment is due to the applicable supplier or vendor. The Construction Manager shall reimburse the Owner for the cost of any Spares that are used to commission, startup, or test the Selexol Unit or any Train within thirty (30) days after the end of the month in which such Spares are used.
     (d) Not later than six (6) months prior to the projected date of Substantial Completion of each of the Selexol Unit, Train 1, Train 2 and the Pipelines, or with respect to Shared Equipment, the date of Substantial Completion of Train 2, the Construction Manager will provide the Owner with access to all information and materials reasonably required by the Owner for the preparation of the written operating procedures and training manuals for such Selexol Unit, Train 1, Train 2 or Pipeline or Shared Equipment.
     (e) On or before the date of startup of the Selexol Unit or any Train, Pipeline or Shared Equipment, the Owner shall have the right to access all Shared Equipment necessary to operate such Selexol Unit, Train, Pipeline or other Shared Equipment.
     2.11 Owner Personnel.
     (a) Upon request by the Owner, the Construction Manager shall provide suitable office space and facilities for the representatives imbedded by the Owner pursuant to Section 4.6(a). In addition, the Construction Manager shall provide suitable office space and facilities for (i) the personnel provided by the Owner pursuant to Section 4.6(b) no later than the date on which such personnel are to arrive at the Site, and (ii) the Owner personnel described in Section 4.7 no later than the date that is three (3) months before the expected date of the commencement of operations of the Selexol Unit.
     (b) The Construction Manager shall provide at least four (4) months written notice to the Owner of the expected date of the commencement of operations on the Selexol Unit.

     2.12 UOP Guaranty; UOP Agreements and Ortloff Agreements.
     (a) The Construction Manager shall use commercially reasonable efforts to amend the guarantee agreement, dated April 24, 2008, between UOP and SandRidge Energy, Inc. (or enter into an additional agreement with UOP) to provide that the guarantees provided by UOP with respect to the Selexol Unit survive for at least one (1) year after the date of startup of Train 1.
     (b) As soon as reasonably practicable after the Effective Date, the Construction Manager (or its Affiliate) shall enter into (i) a guarantee agreement with UOP relating to Train 2 on substantially the same terms as set forth in the guarantee agreement, dated April 24, 2008, between UOP and SandRidge Energy, Inc., and (ii) a process/recovery license technology agreement with Ortloff relating to Train 2 on substantially the same terms as set forth in the Process/Recovery License Technology Agreement, dated May 14, 2008, between Ortloff and SandRidge Energy, Inc (as amended).
     2.13 Intellectual Property Due Diligence. Within thirty (30) days of the Effective Date, the Construction Manager, on behalf of the Construction Manager and the Owner, shall undertake to commission a patent search to cost no more than ten thousand Dollars ($10,000) with respect to the overall process of the Century Plant Project and any other process or method used in Century Plant Project that is identified in writing as potentially new by the Construction Manager or the Owner within ten (10) days after the Effective Date. The foregoing patent search shall be conducted by a mutually agreeable patent search firm, such firm to be agreed upon within twenty (20) days of the Effective Date. The results of the patent search shall be communicated confidentially to the Construction Manager and the Owner, and then submitted for review by independent counsel mutually acceptable to both the Construction Manager and the Owner, who shall report in a privileged communication to the Construction Manager and the Owner regarding the results of the report. Such report by independent counsel shall be pursuant to a common interest privilege and the Construction Manager and the Owner shall enter into a common interest agreement memorializing the foregoing. The Construction Manager and the Owner shall share equally in all costs and attorneys fees of such patent search and the attorneys fees and costs of the independent counsel. Construction Manager shall manage the foregoing process and submit invoices to the Owner for the Owner to pay its respective half of such costs and attorneys fees within thirty days of the receipt of the invoice. To the extent the joint review by the Construction Manager and the Owner indicates a commercially unreasonable risk of infringement resulting from the design or proposed operation of the Century Plant Project, the Owner and the Construction Manager shall meet and confer to reasonably determine the means to avoid or minimize such risk and to mutually agree on any subsequent actions, (e.g., obtain a license, modify the process), if any. The costs of such subsequent actions and any such subsequent actions shall be on an equally shared basis and shall require the mutual agreement of the Construction Manager and the Owner.
     2.14 Site Security. During the period of time commencing on the date the Owner grants the Construction Manager access to the Site pursuant to Section 4.8 and ending on the date of Substantial Completion of Train 2, the Construction Manager will be responsible for the security of the Site and will implement and maintain necessary security procedures consistent with Good Industry Practice.

     2.15 Electricity.
     (a) The Construction Manager shall be responsible for constructing the infrastructure described in Exhibit A necessary for providing electricity to the Century Plant Project.
     (b) The Construction Manager shall be responsible for the cost of all electricity required for the construction and commissioning of the Century Plant Project; provided that if the Parties mutually agree to construct additional infrastructure to obtain electricity for the Century Plant Project pursuant to Section 2.19(c) and such decision increases the cost of the electricity necessary for the construction and commissioning of the Century Plant Project, then the Owner shall pay for forty-three percent (43%) of the amount of such cost increase and the Construction Manager shall pay for fifty-seven percent (57%) of the amount of such cost increase.
     2.16 Water. The Construction Manager shall provide all quantities of water required for the construction and commissioning of the Century Plant Project and in connection with the performance of the Services (including drilling and completing any wells on the Site necessary to provide such quantities of water and construction of any interconnecting piping).
     2.17 Easements. The Construction Manager shall be responsible for obtaining all easements and rights-of-way (including the Pipeline Easements) necessary for the construction of the Century Plant Project or the performance of the Services.
     2.18 Taxes.
     (a) The Construction Manager shall be solely responsible for the ascertainment of, timely filing for, and prompt payment of, any and all Taxes, including sales/use taxes on all materials, equipment, rentals, and services purchased, used or consumed in connection with the construction of the Gas Treating Plant and the Pipelines, the Services, or this Agreement in general but excluding any ad valorem or similar Taxes associated with the acquisition and/or ownership of the Site, which shall e the responsibility of the Owner. The Construction Manager acknowledges that no additional compensation shall be paid by Owner in respect of Taxes that the Construction Manager is obligated to pay. The Owner and the Construction Manager agree to cooperate to minimize the Taxes applicable to this Agreement, including the provision of exemption certificates where applicable.
     (b) Should any applicable law or legal notice of whatever federal, state, local, or other jurisdiction require withholding of Taxes from payments to the Construction Manager, the Owner shall comply with such requirement to withhold and shall remit such withholdings to the proper tax authorities, unless the Construction Manager demonstrates, to the satisfaction of the Owner, exemption from such withholding. The Owner shall deduct such amounts withheld from the payments due to the Construction Manager. The Construction Manager shall complete, sign and return to the Owner any forms regarding withholding or other taxpayer information which the Owner reasonably requests from and/or supplies to the Construction Manager.
     (c) The Construction Manager shall fully release, defend and indemnify the Owner and its Affiliates from and against, and hold each of them harmless from, all claims and losses resulting from, arising out of or relating to any and all Taxes for which the Construction Manager is obligated.
     2.19 Coordinated Activities.
     (a) Site. The Construction Manager and the Owner will work together to identify one or more parcels of land on which the Gas Treating Plant will be located, and any and all other parcels of land necessary to provide sufficient water, including process water, (as determined by the Parties) for the Century Plant Project (collectively, the “Site”). The Owner, at its option, shall either purchase or lease the Site and shall pay the purchase price or lease payment and all other costs associated with such purchase or lease.
     (b) Water. During the Design Plan Review Period, the Construction Manager shall drill test wells on the Site (or proposed Site) to determine whether there are sufficient amounts of water on the Site (or proposed Site) to permit the construction, commissioning, startup, testing and operation of the Century Plant Project. The results of such drilling will be evaluated and used by the Parties during the Design Plan Review Period to determine whether the Gas Treating Plant will be air cooled or water cooled.
     (c) Electricity. The Construction Manager and the Owner will work together to identify sufficient sources of electricity necessary to permit the construction, commissioning, startup, testing, and operation of the Century Plant Project (and each unit, Train, and Pipeline thereof) in compliance with the specifications set forth in Exhibit A. The Parties may mutually agree to construct infrastructure to obtain electricity for the Century Plant Project in addition to the infrastructure described in Section 2.15(a). The Owner shall pay forty-three percent (43%) of the cost associated with such additional infrastructure and the Construction Manager shall pay for fifty-seven percent (57%) the cost associated with such additional infrastructure.
     (d) Tax Abatement. The Parties shall cooperate with each other to obtain all tax abatements and other tax relief that may be obtained for the Site. The Owner shall reimburse the Construction Manager for up to two hundred thousand dollars ($200,000) of the Construction Manager’s reasonably documented, actual expenditures incurred in efforts to obtain such tax abatements and other tax relief.
ARTICLE III
CRITICAL PATH MILESTONES
     3.1 Critical Path Milestones. The Construction Manager will perform the Services in accordance with the Target Milestones and the Critical Path Milestones set forth in Exhibit C. The Parties may amend the Target Milestones and/or the Critical Path Milestones at any time, and from time to time, upon mutual agreement.
     3.2 Milestone Delays.
     (a) If at any time during the performance of the Services the Construction Manager expects to be delayed or is delayed by more than thirty (30) days in completing any Target Milestone, then the Construction Manager shall promptly notify the Owner of such anticipated or actual delay (the “Delay Notice”); provided, that if the Construction Manage is delayed by more than thirty (30) days in completing any Target Milestone and fails to deliver a Delay Notice to the Owner, then the Owner may issue a Delay Notice to the Construction Manager. If such delay is caused by (i) an event of Force Majeure, (ii) a Change of Law, (iii) a Change Order, (iv) the failure of the Owner to grant the Construction Manager access to the Site on or before August 20, 2008 or (v) the Owner’s failure to perform any of its obligations under this Agreement (each, an “Excused Delay”), then, in each case the date of such Target Milestone and the applicable Critical Path Milestone and any future Target Milestone and Critical Path Milestone shall be extended by the number of days equal to the number of days by which the Construction Manager is delayed in achieving such Target Milestone as a result of such Excused Delay, as determined in good faith by the Parties and the Parties shall promptly cause Exhibit C to be revised to reflect the extended Target Milestone(s) and/or Critical Path Milestone(s); provided, that upon the request of either Party, the Parties shall meet to discuss whether a delay is an Excused Delay or the reasons for or any other aspect of an Excused Delay; provided further, that any dispute between the Parties regarding the number of days to extend such Target Milestone and Critical Path Milestone and any future Target Milestone and Critical Path Milestone shall be resolved in accordance with Section 14.5(b). If such delay is not caused by an Excused Delay, then within five (5) Business Days following the date of the Delay Notice, the Parties shall meet and discuss in good faith the reasons for such delay. During the period of time from the date of the Delay Notice until the earlier of the date the applicable Target Milestone is achieved and the Critical Path Milestone applicable to such Target Milestone, the Construction Manager shall provide written reports to Owner, and, at the Owner’s request, shall conduct scheduling meetings with the Owner, each as frequently as the Owner may reasonably require, but in no event more frequently than once per week, for the purpose of discussing the status the applicable Target Milestone. Notwithstanding anything to the contrary in this Agreement, the failure of the Construction Manager to achieve any Target Milestone shall not constitute a breach by the Construction Manager under this Agreement.
     (b) If the Construction Manager has not achieved a Target Milestone on or before the Critical Path Milestone for such Target Milestone (except to the extent such failure to achieve a Target Milestone is caused by an Excused Delay), then the Construction Manager shall promptly notify the Owner of such delay in achieving the Critical Path Milestone; provided that if the Construction Manager fails to so notify the Owner, the Owner may notify the Construction Manager of such failure. Within five (5) Business Days following the date of any such notice, the Parties shall meet and discuss in good faith (such meeting, a “Critical Path Delay Meeting”) the reasons for such delay and attempt in good faith to agree on an extension of such Critical Path Milestone and any future Critical Path Milestone.
     (c) If, following any Critical Path Delay Meeting, the Parties agree to extend the date of any Critical Path Milestone and/or any Target Milestone, then the Parties shall promptly cause Exhibit C to be revised to reflect such agreement.
     (d) If, following any Critical Path Delay Meeting, the Parties are unable to agree on an extension of the applicable Critical Path Milestone, then the Parties shall consult in good faith to develop and mutually agree to a remedial action plan, and the Construction Manager shall use commercially reasonable efforts to implement the agreed remedial action plan. During the course of implementing any remedial action plan, the Construction Manager shall provide written reports to Owner, and, at the Owner’s request, shall conduct scheduling meetings with the Owner, each as frequently as the Owner may reasonably require, but in no event more frequently than once per week, for the purpose of discussing the status of the planning and effectiveness of the remedial action plan. The Construction Manager shall also permit the Owner’s representatives imbedded pursuant to Section 4.6(a) to witness, and to participate in, any such remedial action plan. If the Construction Manager is unable or refuses to implement any remedial action plan agreed to by the Parties and such inability or refusal continues for thirty (30) consecutive days following the Owner notifying the Construction Manager in writing of such inability or refusal, then the Parties shall consult in good faith to develop and mutually agree to a revised remedial action plan, and the Construction Manager shall use commercially reasonable efforts to implement the agreed revised remedial action plan. If the Construction Manager is unable or refuses to implement the revised remedial action plan agreed to by the Parties and such inability or refusal continues for fifteen (15) consecutive days following the Owner notifying the Construction Manager in writing of such inability or refusal, then the Owner may either (i) upon five (5) days prior written notice to the Construction Manager, intervene, perform and implement the revised remedial action plan at the Construction Manager’s cost, and upon the Owner’s completion of the revised remedial action plan, the Construction Manager shall resume its performance of the Services, or (ii) terminate this Agreement in accordance with Section 10.1(b). If the Parties are unable to agree on a remedial action plan or a revised remedial action plan in accordance with this Section 3.2(d), then such dispute shall be resolved in accordance with Section 14.5(b), and the remedial action plan or revised remedial action plan, as applicable, selected by the Sole Expert shall be the remedial action plan or revised remedial action, as applicable, for purposes of Section 3.2(d).
     (e) Any dispute between the Parties arising in connection with this Section 3.2 shall be resolved in accordance with Section 14.5(b).
ARTICLE IV
OWNER’S OBLIGATIONS AND RIGHTS
     4.1 Payment. The Owner shall pay to the Construction Manager the Contract Price, all payments required pursuant to Section 9.2 and Section 9.3(c) and all other sums, if any, required to be paid by the Owner to the Construction Manager pursuant to the terms of this Agreement.
     4.2 Review of Progress Reports. The Authorized Representatives will meet monthly at 11:00 a.m. (Houston, Texas time) within five (5) Business Days of Construction Manager’s delivery of the written progress report required by Section 2.7 (or at such other time and date as may be mutually agreed) to discuss such progress report, any other progress report previously delivered pursuant to Section 2.7 or any other issues regarding the Century Plan Project.
     4.3 Permits. The Owner shall cooperate with the Construction Manager in connection with the Construction Manager’s (or any of its Subcontractors’) efforts to obtain the Applicable Permits required to be obtained by the Construction Manager pursuant to this Agreement, including granting the Construction Manager such powers of attorney as may be necessary to enable the Construction Manager to obtain any Applicable Permit. The Owner shall fulfill its obligations under Section 2.6, and the Owner shall secure and maintain all Applicable

Permits required, subsequent to Substantial Completion, for the ownership or operation of the Century Plant Project. The Owner shall be fully responsible for complying with the terms of the Applicable Permits.
     4.4 Insurance.
     (a) The Owner will, at its sole cost and expense, obtain, maintain and keep in full force and effect during the term of this Agreement insurance in accordance with, and meeting the requirements set forth in Exhibit I.
     (b) There will be no recourse against any additional insured for the payment of premiums or commissions (if such policies provide for the payment thereof) or additional premiums or assessments , it being understood that such are obligations of the named insured providing such insurance pursuant to this Agreement.
     (c) The Owner will provide the Construction Manager Owner with any information and/or assistance reasonably requested by the Construction Manager in connection with the Construction Manager’s obtaining, maintaining or keeping in full force and effect the insurance coverage required pursuant to Exhibit H.
     (d) If the Owner fails to obtain and maintain any insurance required to be obtained and maintained by the Owner under Exhibit I, then the Construction Manager may, but will not be obligated to, purchase all or any part of such insurance on behalf of the Owner and in addition to any and all other available remedies, will be entitled to be reimbursed by the Owner promptly upon demand.
     4.5 Inspection. In addition to the rights granted to the Owner pursuant to Section 4.6(a), the Owner shall have the right, at its own cost and expense, at all reasonable times during normal business hours and upon reasonable prior notice to the Construction Manager, to inspect (i) the construction of the Century Plant Project, (ii) the Equipment and materials to be used in the construction of the Century Plant Project, and (iii) all areas where Services are being performed to the extent the Construction Manager has such right to inspect; provided, however, that such inspection shall not unreasonably interfere with Construction Manager’s performance of the Services or any Subcontractor’s performance of its work or construction of the Century Plant Project. The Construction Manager’s Authorized Representative shall have the right to accompany the Owner and any of its representatives on such inspections.
     4.6 Provision of Personnel by Owner.
     (a) The Owner shall, at its sole cost and expense and upon reasonable prior notice to the Construction Manager, have the right to imbed up to three (3) representatives (one of which may be a commissioning and startup manager to be seconded to the Construction Manager (the “Seconded Manager”)) in the Construction Manager’s project team; provided that no more than two (2) such representatives may be permanently stationed at the Site. Such representatives shall be granted reasonable access rights by the Construction Manager to the Century Plant Project and the Site.

     (b) The Owner shall, at its sole cost and expense and upon not less than three (3) months prior written notice from the Construction Manager, provide to the Construction Manager qualified and experienced operating personnel who will, at the direction and supervision of the Construction Manager, or its designee, operate the applicable Unit, Train, Pipeline and/or Shared Equipment during all commissioning, startup and testing activities.
     4.7 Operations Team. The Owner shall have the right to have its operations team for the Selexol Unit set up at the Site and conduct all necessary actions in preparation for the start of operations of the Selexol Unit beginning no earlier than the date that is three (3) months before the expected date of the commencement of operations of the Selexol Unit, which expected date of the commencement of operations of the Selexol Unit will be provided by the Construction Manager pursuant to Section 2.11(b).
     4.8 Access; Water.
     (a) Upon acquisition of the Site, the Owner shall grant the Construction Manager and its employees, representatives and Subcontractors access to the Site necessary for the Construction Manager to perform the Services. In addition, the Owner will cooperate with the Construction Manager in obtaining access to the Site prior to acquisition for purposes of drilling test wells.
     (b) The Owner shall allow the Construction Manager to drill all wells necessary to source from the Site, to the extent available on the Site, all water necessary for the construction and commissioning of the Century Plant Project (and each Unit, Train and Pipeline).
     4.9 Spares. The Owner shall pay for all Spares to be acquired by the Construction Manager pursuant to Section 2.10(c). Such payment shall be made no later than thirty (30) days after the date of the invoice delivered by the Construction Manager pursuant to Section 2.10(c).
     4.10 Safety and Security Procedures. The Owner shall, and shall cause all of its employees, representatives, personnel and subcontractors at the Site, to observe all site safety rules, regulations and procedures and security procedures established by the Construction Manager and/or any of its Subcontractors.
     4.11 Coordinated Activities. The Owner shall comply with its obligations set forth in Section 2.19.
ARTICLE V
SUBSTANTIAL COMPLETION; TRANSFER OF POSSESSION AND CONTROL
     5.1 Substantial Completion. The Construction Manager shall ensure that each of the Selexol Unit, Train 1, Train 2 and each of the Pipelines achieves Substantial Completion. “Substantial Completion” of the Selexol Unit, Train 1, Train 2 or a Pipeline will be achieved when each of the following conditions, as applicable, has been met with respect to the Selexol Unit or such Train or Pipeline:
     (a) the Selexol Unit or such Train or Pipeline is functionally complete and ready for commissioning and startup and the following activities have been completed:

     (i) the inspection, verification, and successful testing according to Good Industry Practice of the Equipment included in the Selexol Unit or such Train or Pipeline to ensure that such Equipment has been correctly fabricated, constructed, installed in accordance with all relevant contract drawing and design specifications to a non-energized static state, protected, and preserved;
     (ii) all system flushing and leak tests according to Good Industry Practice to ensure that the Selexol Unit or such Train or Pipeline is sufficiently leak free to enable its commissioning;
     (iii) all punchlist items, except for those mutually agreed upon in writing by the parties to be completed post-Substantial Completion, with respect to the Selexol Unit or such Train or Pipeline must be completed; and
     (iv) all necessary utilities and Equipment necessary for commissioning and startup of the Selexol Unit or such Train or Pipeline are in place and operational;
     (b) the Construction Manager has completed, or has caused to be completed, such Services as necessary to cause the Selexol Unit or such Train or Pipeline to be capable of operating safely in accordance with Applicable Laws, Applicable Permits and Good Industry Practices, including all requirements of OSHA 1910.119;
     (c) with respect to a Train only, all Performance Tests relating to such Train have been performed and all of the Performance Guarantees have been achieved, unless waived in writing by Owner; provided, that if, as a result of the failure of the Owner to fulfill any of its obligations under this Agreement, either (i) any of the Performance Guarantees cannot be achieved or (ii) the Subcontractor providing any of the Performance Guarantees pursuant to the applicable Subcontract is relieved of its obligation to provide any Performance Guarantee or is deemed to have achieved any Performance Guarantee, then the achievement of such Performance Guarantee shall not be a condition to the achievement of Substantial Completion of the applicable Train;
     (d) the following testing activities have been successfully completed pursuant to a testing protocol to be agreed by the Parties:
     (i) the function testing according to Good Industry Practice of the Selexol Unit or such Train or Pipeline according to design specifications, including energized no-load motor runs, loop checks, cause and effect demonstrations, motor control center functionality testing, and Equipment final alignment;
     (ii) commissioning according to Good Industry Practice to verify that the Selexol Unit or such Train or Pipeline fulfills its intended purpose and service, comprising (x) an operational test under dynamic or simulated conditions to verify that the Equipment and facilities within the Selexol Unit or such Train or Pipeline perform and operate in accordance with all relevant design parameters and specifications, (y) a total system interface of the Selexol Unit or such Train or Pipeline with all other Century Plant Project systems, including each of the Selexol Unit, the Trains, and the Pipelines that have already achieved Substantial Completion and (z) bringing the Selexol Unit or such Train or Pipeline to a state of readiness for normal operation and the introduction of process hydrocarbons and all other fluids; and
     (iii) in the case of the Selexol Unit or a Train only, starting up according to Good Industry Practice the Selexol Unit or such Train, including setting it through isolations, performing all relevant valve setting activities to allow the introduction of process hydrocarbons and all other fluids and running all Equipment or systems (as applicable);
     (e) a review based on the PSSR Standard has been completed for the Selexol Unit or such Train or Pipeline and a deficiency list and all dates by which the items on such deficiency list must be completed by has been agreed upon by the Parties;
     (f) for such Selexol Unit, Train, or Pipeline, the Construction Manager has delivered to Owner the latest version of the Design Plans showing all changes made to the Design Plans through the date of delivery, and the latest versions of all other documentation including drawings, specifications, manuals, vendor data and other document deliverables, in electronic form, if available, or in hard copy if not available in electronic form, for such Unit, Train or Pipeline;
     (g) the Construction Manager has delivered to Owner all reports and results from performance and other testing required under this Section 5.2, in electronic form, if available, or in hard copy if not available in electronic form;
     (h) such Selexol Unit, Train or Pipeline is free and clear of all Liens, other than Liens arising as a result of the actions or inactions of the Owner;
     (i) the Construction Manager shall have delivered to the Owner full lien releases and waivers, in a form reasonably acceptable to the Owner, executed by the Construction Manager and by each Subcontractor whose scope of work relates to such Selexol Unit, Train or Pipeline and exceeds one-hundred thousand Dollars ($100,000); provided that the aggregate scope of work for all Subcontractors related to such Selexol Unit, Train or Pipeline that have not or are not providing such lien releases and waivers shall not exceed five million Dollars ($5,000,000);
     (j) the Construction Manager has delivered to the Owner a certificate (a “Substantial Completion Certificate”) stating that the Construction Manager believes in good faith that the requirements set forth in Sections 5.1(a) through (i), as applicable, with respect to the Selexol Unit or the applicable Train or Pipeline, as applicable, have been satisfied; and
     (k) the Owner has delivered to the Construction Manager a certificate stating that the requirements under Section 5.1(a) through (j), as applicable, have been met; provided that if within ten (10) days following receipt of the Substantial Completion Certificate, the Owner fails to either provide a certificate stating that the requirements of Section 5.1(a) through (j) have been met or provide notice to the Construction Manager that such requirements have not been met and stating the reasons therefor, then Substantial Completion shall be deemed to have occurred on the date the Substantial Completion Certificate was delivered to the Owner.

     5.2 Transfer of Possession and Control to Owner.
     (a) On and after the date of Substantial Completion for (i) the Selexol Unit (provided that by such date the Owner has also received a Substantial Completion Certificate for the McCamey CO2 Pipeline), (ii) Train 1, (iii) Train 2 or (iv) a Pipeline, the Construction Manager will transfer to the Owner the care, custody, and control of such Unit, Train or Pipeline (and the Pipeline Easement with respect to such Pipeline), as applicable. Following transfer of care, custody and control of such Unit, Train or Pipeline (and the Pipeline Easement with respect to such Pipeline) to the Owner, the Construction Manager and its employees, representatives and Subcontractors will have reasonable access to such Unit, Train or Pipeline (and the Pipeline Easement with respect to such Pipeline) and the Owner will cooperate with the Construction Manager and its employees, representatives and Subcontractors to enable them to complete the Services still remaining to be performed; provided that the Construction Manager’s and its Subcontractor’s access shall not unreasonably interfere with the ongoing operation of any Unit, Train, Pipeline or Shared Equipment.
     (b) The Construction Manager will transfer to the Owner the care, custody, and control of all easements and rights-of-way obtained by the Construction Manager pursuant to Section 2.17 (other than the Pipeline Easements) upon the date of Substantial Completion of Train 2. Following transfer of care, custody and control of such easements and rights-of-way to the Owner, the Construction Manager and its employees, representatives and Subcontractors will have reasonable use of such easements and rights-of-way and the Owner will cooperate with the Construction Manager and its employees, representatives and Subcontractors to enable them to complete the Services still remaining to be performed; provided that the Construction Manager’s and its Subcontractor’s access shall not unreasonably interfere with the ongoing operation of any Unit, Train, Pipeline or Shared Equipment.
     (c) The Construction Manager will transfer to the Owner the care, custody, and control of all Shared Equipment upon the date of Substantial Completion of Train 2. Following transfer of care, custody and control of such Shared Equipment to the Owner, the Construction Manager and its employees, representatives and Subcontractors will have reasonable access to such Shared Equipment and the Owner will cooperate with the Construction Manager and its employees, representatives and Subcontractors to enable them to complete the Services still remaining to be performed; provided that the Construction Manager’s and its Subcontractor’s access shall not unreasonably interfere with the ongoing operation of any Unit, Train, Pipeline or Shared Equipment.
     5.3 Overall Century Plant Project Tests. As soon as reasonably practicable after Substantial Completion of Train 2, the Construction Manager shall conduct a performance test to demonstrate that the Century Plant Project is able to operate at ninety-five percent (95%) of the capacity set forth on Exhibit A for a period of at least forty-eight (48) continuous hours with all Equipment operating in accordance with Good Industry Practices; provided that the Construction Manager shall have no liability for the failure to demonstrate such performance test solely as a result of the Owner’s negligent operation or failure to maintain any Unit, Train, Pipeline or Shared Equipment while in the care, custody and control of the Owner. The Construction Manager shall promptly report the results of such performance test to the Owner.

     5.4 Post-Substantial Completion Obligations. The Construction Manager shall:
     (a) promptly following the date of Substantial Completion of Train 2, conduct all necessary site cleanup and complete all demobilization at the Site;
     (b) as soon as reasonably practicable following the date of Substantial Completion of each of the Selexol Unit, Train 1, Train 2, and each of the Pipelines, deliver to the Owner an as-built version of the Design Plans (showing all changes made) and final documentation, including all other final drawings, specifications, manuals, vendor data and other document deliverables, in hard copy or electronic form, for such Unit, Train, or Pipeline; and
     (c) cause all punchlist items that the Parties agreed would be completed post-Substantial Completion pursuant to Section 5.1(a)(iii) and any deficiency list agreed to by the Parties pursuant to Section 5.1(e) to be completed by the date set forth in such punchlist or deficiency list, as applicable.
     5.5 Coordination of Operation and Construction Activities. The Parties acknowledge that the transfer of possession of the Century Plant Project in stages as contemplated by this Agreement will result in gas processing operations being conducted by the Owner under the Gas Treating and CO2 Delivery Agreement concurrently with the Services being conducted by the Construction Manager, and that such concurrent activities may be in close proximity to one another. The Parties shall work together in good faith to develop policies and procedures to permit such gas processing operations and Services to take place concurrently in a manner that assures the health and safety of those working at the Century Plant Project and at the Site. Among other things, the Construction Manager and the Owner shall meet regularly to develop, and modify as necessary, an execution strategy to achieve simultaneous performance of the Owner’s gas processing obligations under the Gas Treating and CO2 Delivery Agreement and the Construction Manager’s performance of the Services, in each case in compliance with all Applicable Laws, Applicable Permits and the standards set forth in Section 2.3, and to optimize, to the extent possible, the performance of such gas processing obligations and minimize, to the extent possible, delays in the performance of the Services. The Construction Manager and the Owner each acknowledge that (a) such concurrent activities may, at times, result in a delayed construction schedule or reduced gas processing operations, as applicable, (b) the Construction Manager and the Owner each have fully taken such potential delays or reductions into account in its construction or processing schedule, as applicable, and (c) the Construction Manager shall not be permitted any Change under Article IX, or any changes in the Target Milestones or the Critical Path Milestones, in connection with such concurrent activities.
ARTICLE VI
PERFORMANCE GUARANTEES
     6.1 Performance Guarantees. The Construction Manager shall use commercially reasonable efforts to ensure that the Gas Treating Plant achieves the Performance Guarantees, demonstrated during the Performance Tests performed subsequent to startup of Train 1 and Train 2.
     6.2 Exclusive Remedy. If the Gas Treating Plant fails to achieve the Performance Guarantees by the completion of the overall century plant project test pursuant to Section 5.3, then the Construction Manager shall promptly pay to the Owner the damages, if any, actually received by the Construction Manager from Ortloff pursuant to the Ortloff Agreements or from UOP pursuant to the UOP Guarantee Agreements (such damages collectively, the “Performance LDs”). Notwithstanding anything to the contrary in this Agreement, payment of such Performance LDs, if any, by the Construction Manager shall constitute the Construction Manager’s sole and exclusive liability and the Owner’s sole and exclusive remedy for the failure of the Gas Treating Plant to achieve the Performance Guarantees; provided that this Section 6.2 shall not limit the Construction Manager’s warranty obligations pursuant to Section 7.1.
ARTICLE VII
WARRANTY
     7.1 Construction Manager Warranty.
     (a) Subject to the other provisions of this Section 7.1, the Construction Manager warrants that each of the Selexol Unit, Train 1, Train 2, all Shared Equipment and each of the Pipelines is free of defects and deficiencies such that it operates in compliance with all Applicable Laws and Applicable Permits and in a manner such that it meets the specifications provided in the Design Plans (as may be revised in accordance with the terms of this Agreement), except (i) for any failure to achieve the Performance Guarantees (which failure shall be subject to the payment of the Performance LDs pursuant Article VI), or (ii) to the extent any such defect, deficiency or failure to meet the specifications set forth in the Design Plans (as may be revised in accordance with the terms of this Agreement) is due to the failure of the Owner to fulfill any of its obligations under this Agreement.
     (b) If the Owner notifies the Construction Manager of any defects or deficiencies in the Selexol Unit or any Train, Pipeline or Shared Equipment, the Construction Manager shall promptly, at the Construction Manager’s expense, reperform the Services as necessary to correct such defects or deficiencies and in the case of defective materials or equipment, at the Construction Manager’s election, either repair such materials or equipment or replace such materials or equipment with new materials or equipment free from such defects or deficiencies. If the Construction Manager fails to complete the required reperformance, repair or replacement promptly, the Owner shall have the right to complete such reperformance, repair or replacement itself or through another Person, at the Construction Manager’s expense. The Construction Manager’s obligations under this Section 7.1(b) shall include removal, repair and replacement of defective or deficient portions of the Selexol Unit or the applicable Train, Pipeline or Shared Equipment.
     (c) Notwithstanding anything to the contrary in this Agreement, the Construction Manager’s warranty obligations set forth in this Section 7.1 with respect to the Selexol Unit or any Train, Pipeline or Shared Equipment, as applicable, shall terminate on the earlier of (i) one (1) year after the date of startup of the Selexol Unit or such Train, Pipeline or Shared Equipment, as applicable, or (ii) termination of this Agreement, except, in each case, as to claims made in writing prior to such date; provided, that, with respect to any Shared Equipment, the warranty period for such Shared Equipment shall be extended for up to one (1) from the date of startup of Train 2 for any warranty claim for which the Owner is able to demonstrate that the cause of the defect or deficiency giving rise to such warranty claim was only capable of being discovered upon the startup of Train 2 or the interface of Train 2 with the other components of the Century Plant Project.
     (d) Notwithstanding anything to the contrary in this Agreement, if the Construction Manager’s aggregate liability for all warranty claims pursuant to this Article VII exceeds twenty-five million Dollars ($25,000,000), then the Owner shall be responsible for fifty percent (50%) of all costs and expenses for any warranty claims in excess of such twenty-five million Dollar ($25,000,000) amount.
     7.2 Exclusions. THE WARRANTY SET FORTH IN SECTION 7.1 IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES BY THE CONSTRUCTION MANAGER, WHETHER WRITTEN, ORAL, IMPLIED, OR STATUTORY. NO IMPLIED WARRANTY OR WARRANTY IMPOSED BY LAW, INCLUDING A WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY. OTHER THAN THE WARRANTY IN SECTION 7.1, THE CONSTRUCTION MANAGER DOES NOT WARRANT UNDER THIS AGREEMENT ANY PRODUCT, MATERIAL OR SERVICES OF OTHERS, AND THE CONSTRUCTION MANAGER DOES NOT WARRANT UNDER THIS AGREEMENT THE FITNESS OR SUITABILITY OF ANY UNIT, TRAIN, PIPELINE OR SHARED EQUIPMENT FOR ANY SPECIFIC APPLICATION, PERFORMANCE, RESULTS OR USE. ANY ORAL OR WRITTEN REPRESENTATION, WARRANTY, COURSE OF DEALING OR TRADE USAGE NOT CONTAINED IN THIS AGREEMENT WILL NOT BE BINDING ON ANY PARTY.
ARTICLE VIII
PAYMENT; INVOICES
     8.1 Contract Price.
     (a) The Owner shall pay the Construction Manager an aggregate amount equal to the sum of (i) eight hundred million Dollars ($800,000,000) (the “Base Contract Price”) .
     (b) The Base Contract Price shall not be increased, except in accordance with Section 2.2. The Base Contract Price, as may be increased pursuant to Section 2.2, shall be the “Contract Price”.
     8.2 Payments and Advance of Funds.
     (a) The Parties have mutually agreed on the planned progress curve for the Century Plant Project based on agreed work content distribution and progress weighting for the Services attached as Exhibit J (such planned progress curve as agreed by the Parties, the “Overall Planned Progress Curve”). The Parties may, by mutual agreement, agree to revise such Overall Planned Progress Curve.
     (b) Payment for the Services shall be based on the Construction Manager’s actual progress in providing the Services in accordance with the Overall Planned Progress Curve, as measured using industry standard methods of measurement consistent with Good Industry Practice, including assigning an appropriate work content value to individual work elements and subsequently measuring and confirming the actual physical progress achieved against such work elements. Measurement of the Construction Manager’s actual progress shall be made on the last day of each month, and the actual progress of each work element will be summarized together to provide the overall progress status for the Century Plant Project through such date. The Construction Manager’s actual cumulative progress, measured in accordance with this Section 8.2(b), will be termed the “Actual Measured Progress”. The Actual Measured Progress, shall be determined by applying the IAG earned value system, and the Construction Manager shall provide a copy of such earned value system to the Owner as soon as reasonably practicable after the Effective Date.
     (c) On or before the fifteenth (15th) day of each calendar month during the term of this Agreement (each, a “Billing Month”), the Construction Manager shall submit an application for payment, in the form attached as Exhibit K (an “Application for Payment”) stating the Construction Manager’s (i) Actual Measured Progress as of the last day of the month immediately preceding the Billing Month (“Actual Measured Progress for Previous Month”), (ii) good faith estimate of the Construction Manager’s reasonably anticipated Actual Measured Progress at the end of the Billing Month (the “Estimated Measured Progress for Billing Month”), which Estimated Measured Progress for Billing Month may not exceed the Actual Measured Progress for Previous Month by more than seven and one half percent (7.5%), and (iii) the Estimated Measured Progress for Billing Month utilized to calculate the Progress Payment for the month immediately preceding the Billing Month (the “Estimated Measured Progress for Previous Month”). The Construction Manager shall provide reasonable supporting documentation with each Application for Payment.
     (d) Within ten (10) days after receipt of an Application for Payment, the Owner shall notify the Construction Manager in writing whether the Owner accepts or rejects, in whole or in part, such Application for Payment. If the Owner fails to either accept or reject, in whole or in part, such Application for Payment within such ten (10) day period, the Owner shall be deemed to have accepted such Application for Payment. If the Owner in good faith rejects all or any portion of such Application for Payment, the Owner shall notify the Construction Manager in writing whether the Owner rejects (in whole or in part) the Actual Measured Progress for Previous Month, the Estimated Measured Progress for Billing Month, or the Estimated Measured Progress for Previous Month set forth in such Application for Payment, and the Parties shall attempt in good faith to resolve such dispute for a period of five (5) days after the date of such notice. If the Parties are not able to resolve such dispute within such five (5) day period, such dispute shall be resolved in accordance with Section 14.5(b).
     (e) Within five (5) days after the Owner accepts, in whole or in part, or is deemed to have accepted, an Application for Payment from the Construction Manager, the Owner shall pay the Construction Manager a “Progress Payment” in an amount equal to the difference between (A) the product of (1) the Estimated Measured Progress for Billing Month, expressed as a fraction, multiplied by (2) the Contract Price, less (B) the product of (1) the Estimated Measured Progress for Previous Month, expressed as a fraction, multiplied by (2) the Contract Price.
     (f) If the Owner has rejected any portion of an Application for Payment, and it is later determined that such rejected portion should not have been rejected, then within five (5) days of such determination the Owner shall pay or advance, as applicable, to the Construction

Manager the difference between any Progress Payment actually made and the Progress Payment that should have been made pursuant to this Section 8.2 had the Owner not made such rejection plus simple interest on such unpaid portion in accordance with Section 8.3.
     (g) Notwithstanding the foregoing, as soon as reasonably practicable after the Effective Date, the Construction Manager shall deliver to the Owner an Application for Payment for the initial Progress Payment, and the Owner shall pay such Application for Payment as soon as reasonably practicable thereafter. .
     (h) In no event shall the total of all Progress Payments paid under this Section 8.2 exceed the Contract Price.
     (i) Any disputes between the Parties regarding the Actual Measured Progress for Previous Month, the Estimated Measured Progress for Billing Month, or the Estimated Measured Progress for Previous Month or the acceptance or rejection (in whole or in part) of any Application for Payment shall be resolved pursuant to Section 14.5(b).
     8.3 Late Payments. If the Owner (a) fails to pay any undisputed Progress Payment on or before the due date, or (b) rejects any portion of a Progress Payment, and it is later determined that such portion of the Progress Payment should have been made to the Construction Manager, then, in each case, simple interest shall accrue on such unpaid portion at the Late Payment Rate on the due date, from and including the due date to but excluding the date the Progress Payment is actually received by the Construction Manager.
ARTICLE IX
CHANGE ORDERS
     9.1 Change Orders.
     (a) The Owner may, by issuance of a written order (each such order, a “Change Order”), instruct the Construction Manager to make certain changes (each, a “Change”) to the Services, including any addition to, deletion from, suspension of or other modification to the quality, function or intent of the Services and any change to the Design Plans, subject to the terms of this Article IX. Changes may only be authorized by Change Orders issued in accordance with this Article IX.
     (b) If the Owner desires to make a Change, it will submit a “Change Order Request” to the Construction Manager. The Construction Manager will promptly review the Change Order Request and notify the Owner in writing within ten (10) days of the options, if any, for implementing the proposed Change, the estimated cost of implementing the proposed Change by each such option, and the effect, if any, each such option would have on the Performance Guarantees, any Target Milestone and/or Critical Path Milestone and any other provisions of this Agreement, along with all supporting documentation as may be necessary for the Owner to make an informed decision with respect to the Change Order Request. If the Owner believes that the information provided by the Construction Manager in response to any such Change Order Request is not accurate (including any disagreement with respect to the estimated cost of implementing the proposed Change or proposed changes to the Performance Guarantees, any Target Milestone and/or Critical Path Milestone), the Owner shall inform the Construction Manager of the items of disagreement, and the Parties shall work in good faith to resolve such differences. Any disputes between the Parties as to any Change Order Request shall be resolved pursuant to Section 14.5(b) of this Agreement.
     (c) The Owner may, but shall not be obligated to, issue a Change Order making a Change based upon such Change Order Request. Such Change Order shall set forth the desired option for implementing the Change and the estimated cost of implementing the proposed Change as agreed pursuant to Section 9.1(b) (“Estimated Change Order Costs”). Any Change Order based upon such Change Order Request must be made within ten (10) days following the later of (i) receipt of such information from the Construction Manager, or (ii) if there is a disagreement between the Owner and the Construction Manager with respect to any Change Order Request, within ten (10) days after resolution of such disagreement.
     (d) Notwithstanding anything to the contrary in this Agreement, the Construction Manager shall not be obligated to perform any Change to the Services directed by the Owner that, in the reasonable opinion of the Construction Manager, would (i) cause safety hazards to any Person or material loss of or damage to property or (ii) violate any of the standards of performance set forth in Section 2.3.
     (e) If the Construction Manager desires to make a Change for which the Construction Manager desires to seek price or schedule relief, it will submit a request to the Owner with the same contents as a Change Order Request, including the options, if any, for implementing the proposed Change, the estimated cost of implementing the proposed Change by each such option (which estimated costs shall be the “Estimated Change Order Costs” for such Change Order), and the effect each such option would have on the Performance Guarantees, any Target Milestone and/or Critical Path Milestone and any other provisions of this Agreement, and the Construction Manager’s preferred option. If the Owner approves such request from the Construction Manager, a Change Order shall be issued and the Construction Manager shall implement such Change.
     (f) If any Change pursuant to a Change Order issued pursuant to this Section 9.1 delays the Construction Manager in achieving any Target Milestone and/or Critical Path Milestone, then such Target Milestone and/or Critical Path Milestone shall be extended in accordance with Section 3.2(a).
     9.2 Change Order Costs. If any Change for which a Change Order is issued increases the Construction Manager’s cost of performing the Services, then the Owner shall pay the Construction Manager its actual costs incurred in implementing such Change Order; provided that the Construction Manager shall not incur any costs in excess of the Estimated Change Order Costs set forth in such Change Order without providing the Owner with advance written notice of the amount and nature of such excess costs, and if the Construction Manager delivers any such notice, the Parties shall meet and discuss such excess costs and how to proceed in good faith and the Owner shall have the right to issue a Change Order Request to stop any previous Change Order. The Owner shall pay the Construction Manager the costs associated with a Change Order the month before the Construction Manager reasonably and in good faith anticipates incurring such costs. The Construction Manager shall issue written invoices to Owner for such costs on a monthly basis along with each Application for Payment. All disputes arising in connection with this Section 9.2 shall be resolved in accordance with Section 14.5(b).
     9.3 Changes for Force Majeure, Change of Law or Owner’s Failure to Perform. Notwithstanding anything to the contrary in this Agreement, each of the following events described in this Section 9.3 shall constitute a Change and shall entitle the Construction Manager to the relief described below:
     (a) If and to the extent that (i) an event of Force Majeure that could not have been covered by insurance available on commercially reasonable terms (including price) in the commercial insurance market occurs, or (ii) a Change of Law that was not reasonably foreseeable as of the Effective Date occurs, in either case, that increases the Construction Manager’s costs of performing the Services, then the Owner shall pay to the Construction Manager, in accordance with Section 9.3(c), an amount equal to such increases in the Construction Manager’s costs of performing the Services; provided, that (x) the Owner shall not be obligated to pay to the Construction Manager the amount of such increases in the Construction Manager’s costs of performing the Services as a result of any and all such events of Force Majeure or Changes of Law unless and until such increases exceed, in the aggregate, fifty million Dollars ($50,000,000), and (y) the Owner’s obligation to pay for such increases pursuant to this Section 9.3(a) shall be limited to fifty percent (50%) of the total amount of such increases that exceeds such fifty million Dollar ($50,000,000) amount.
     (b) If and to the extent that the Owner’s failure to perform any of its obligations under this Agreement increases the Construction Manager’s costs of performing the Services, then the Owner shall pay to the Construction Manager, in accordance with Section 9.3(c), an amount equal to such increase in the Construction Manager’s costs of performing the Services.
     (c) If any Change pursuant to this Section 9.3 increases the Construction Manager’s cost of performing the Services, then the Owner shall pay the Construction Manager its actual costs incurred in implementing such Change (subject to the limitations set forth in Section 9.3(a)). The Owner shall pay the Construction Manager the costs associated with such Change the month before the Construction Manager reasonably and in good faith anticipates incurring such costs. The Construction Manager shall issue written invoices to Owner for such costs on a monthly basis along with each Application for Payment. The Construction Manager shall notify the Owner of any anticipated changes in the costs associated with such Change.
     (d) All disputes arising in connection with this Section 9.3 shall be resolved in accordance with Section 14.5(b).
     9.4 Audit. The Owner shall have the right, during normal business hours and upon reasonable prior written notice to the Construction Manager, to once perform an audit, at the Owner’s sole cost and expense, of all books and records of the Construction Manager and Affiliates of Construction Manager relating to any and all amounts or items billed or listed in any invoices delivered pursuant to Section 9.2 or Section 9.3(c). The Owner shall have two (2) years after the date of the last payment pursuant to any such invoice is made to request such an audit. If such audit reveals any discrepancies relating to items billed or listed in any such invoice, the

Parties shall promptly meet to discuss such matter and shall try to reach an agreement on any amounts that should not have been paid to the Construction Manager or that should be refunded to the Owner. No payment made by the Owner to the Construction Manager in connection any such invoices shall be adjusted unless a request for audit or a request for adjustment is made within two (2) years after the date of the last payment pursuant to any such invoice, and in the absence of such timely request, all such invoices and all supporting documentation shall be considered correct, absent fraud or other intentional wrongdoing. Any dispute regarding the rights and obligations of the Parties under this Section 9.4, the results of any audit hereunder, or the appropriate relief to be granted as a result of any such audit shall be resolved pursuant to Section 14.5(b).
ARTICLE X
TERMINATION
     10.1 Termination by Owner. The Owner may terminate this Agreement upon written notice to the Construction Manager:
     (a) if the Construction Manager fails or refuses to perform any material obligation (other than any obligation pursuant to Section 3.2) under this Agreement or is otherwise in breach of any of its material obligations (other than any obligation pursuant to Section 3.2) under this Agreement and such failure, refusal or breach continues for sixty (60) days following the date the Owner notifies the Construction Manager in writing of such failure, refusal or breach;
     (b) in accordance with Section 3.2(d);
     (c) if the Construction Manager assigns or attempts to assign its rights or obligations under this Agreement except in compliance with Section 14.7; or
     (d) if a proceeding is instituted against the Construction Manager seeking to adjudicate the Construction Manager as a bankrupt or insolvent and such proceeding is not dismissed within ninety (90) days of filing, the Construction Manager makes a general assignment for the benefit of its creditors, a receiver is appointed on account of the insolvency of the Construction Manager; the Construction Manager files a petition seeking to take advantage of any other Applicable Laws relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts, or the Construction Manager is unable to pay its debts when due or as they mature.
     10.2 Termination by Construction Manager. The Construction Manager may immediately terminate this Agreement upon written notice to the Owner if:
     (a) the Owner fails or refuses to pay any undisputed amounts due and payable pursuant to this Agreement and such failure or refusal continues for fifteen (15) days following the date the Construction Manager notifies the Owner in writing of such failure or refusal (such notice of failure or refusal to also be copied by certified mail to General Manager, Occidental Permian Ltd., 5 Greenway Plaza, Houston, TX 77046);
     (b) the Owner fails or refuses to perform any material obligation (other than any payment obligations) under this Agreement or is otherwise in breach of any of its material obligations (other than any payment obligations) under this Agreement and such failure, refusal or breach continues for sixty (60) days following the date the Construction Manager notifies the Owner in writing of such failure, refusal or breach;
     (c) the Owner assigns or attempts to assign its rights or obligations under this Agreement except in compliance with Section 14.7; or
     (d) a proceeding is instituted against the Owner seeking to adjudicate the Owner as a bankrupt or insolvent and such proceeding is not dismissed within ninety (90) days of filing, the Owner makes a general assignment for the benefit of its creditors, a receiver is appointed on account of the insolvency of the Owner; the Owner files a petition seeking to take advantage of any other Applicable Laws relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts, or the Owner is unable to pay its debts when due or as they mature.
     10.3 Termination for Prolonged Force Majeure. If an event of Force Majeure affects the Construction Manager’s ability to perform the Services and such Force Majeure continues for at least one hundred eighty (180) consecutive days, then the Owner may, by written notice to the Construction Manager, terminate this Agreement.
     10.4 Consequences of Termination.
     (a) Upon any termination pursuant to Section 10.1, in addition to any other rights or remedies that the Owner may have at law or in equity, the Owner may assume the performance of the Services by whatever method the Owner may deem expedient and, if the costs paid by the Owner to the Construction Manager for the performance of the Services plus the costs of completing the Services paid by the Owner exceed the Contract Price plus all payments that would have been payable pursuant to Section 9.2 and Section 9.3(c) if such termination had not occurred, then the Construction Manager will pay the amount of such excess costs to the Owner promptly after receipt by the Construction Manager of an invoice, together with reasonable support documentation, for such excess costs paid by the Owner. Any dispute with regard to such payment shall be resolved pursuant to Section 14.5(a). Upon any termination pursuant to Section 10.1, the Owner shall pay the Construction Manager all outstanding amounts properly payable under any Application for Payment and any invoice pursuant to Section 9.2 or Section 9.3(c) previously sent, together with all amounts properly payable under any Application for Payment and any invoice pursuant to Section 9.2 or Section 9.3(c) submitted following such termination for Services (including work in connection with any Change Order) performed prior to such termination; provided that in no event shall the sum of (i) the aggregate payments to Construction Manager under this Section 10.4(a) plus (ii) payments previously made to the Construction Manager under this Agreement for the performance of the Services, plus (iii) any costs actually incurred to date by the Owner as described in the first sentence of this Section 10.4(a), exceed the Contract Price plus all payments that would have been payable pursuant to Section 9.2 and Section 9.3(c) if such termination had not occurred.
     (b) Upon any termination pursuant to Section 10.3, in addition to any other rights or remedies that the Owner may have at law or in equity, the Owner may assume the performance of the Services by whatever method the Owner may deem expedient. Upon any termination pursuant to Section 10.3, the Owner shall pay the Construction Manager all outstanding amounts properly payable under any Application for Payment and any invoice pursuant to Section 9.2 or Section 9.3(c) previously sent, together with all amounts properly payable under any Application for Payment and any invoice pursuant to Section 9.2 or Section 9.3(c) submitted following such termination for Services (including work in connection with any Change Order) performed prior to such termination. Notwithstanding anything to the contrary in this Agreement, the Owner shall not be entitled to demand or receive any additional amounts from the Construction Manager following such termination.
     (c) Upon any termination pursuant to Section 10.2, in addition to any other rights or remedies that the Construction Manager may have at law or in equity, the Construction Manager may:
     (i) demand and the Owner shall pay to the Construction Manager, in addition to all outstanding amounts properly payable under any Application for Payment and any invoice pursuant to Section 9.2 or Section 9.3(c) previously sent, together with all amounts properly payable under any Application for Payment and any invoice pursuant to Section 9.2 or Section 9.3(c) submitted following such termination for Services (including work in connection with any Change Order) performed prior to such termination and any other amounts owed to the Construction Manager pursuant to this Agreement, all of the Construction Manager’s termination and demobilization costs incurred in connection with such termination (including the costs of terminating or relocating any of its personnel or material or equipment and terminating any Subcontract) (collectively, the “Termination Costs”); or
     (ii) in lieu of demanding payment by the Owner of the Termination Costs, the Construction Manager may notify the Owner in writing that it desires to purchase the Century Plant Project from the Owner for an amount equal to ninety (90%) of the sum of the portion of the Contract Price paid to date by the Owner to the Construction Manager, plus all payments pursuant to Section 9.2 and Section 9.3(c) made by the Owner, plus, if the Owner owns the Site, the purchase price the Owner paid for the Site, and if the Owner does not cure the event giving rise to such termination within thirty (30) days of the date of such notice (the “Additional Cure Period”), then immediately thereafter, the Owner will take all such actions as are necessary to convey, grant or assign to the Construction Manager (A) if the Owner or any Affiliate owns the Site, the Site free and clear of any Liens (other than any Liens that existed on the date the Owner or its Affiliate acquired the Site), or if the Owner or any Affiliate leases the Site from a third party, the Owner’s (or such Affiliate’s) leasehold interest in the Site, and (B) the same rights, title and interest in and to (1) any Unit, Train or Pipeline that the Construction Manager previously conveyed or assigned to the Owner pursuant to this Agreement, free and clear of any Liens (other than any Liens present when the Construction Manager previously conveyed such rights, title and interests to the Owner) and (2) all Subcontracts and Intellectual Property associated with the Century Plant Project that the Construction Manager previously assigned to the Owner pursuant to this Agreement, and the Parties shall use commercially reasonable efforts to close the sale of the Century Plant Project from the Owner to the Construction Manager no later than thirty (30) days after the expiration of the Additional Cure Period.

     10.5 Other Construction Manager Obligations. Following any termination of this Agreement (except for any termination pursuant to Section 10.2 as a result of which the Construction Manager elects to pursue the remedy set forth in Section 10.4(c)(ii)), the Construction Manager shall:
     (a) stop the performance of the Services, except as may be necessary to carry out such termination;
     (b) protect and secure the Century Plant Project as Owner may direct;
     (c) not issue any additional purchase orders or enter into any additional Subcontracts with respect to the Services, except with the prior written consent of Owner;
     (d) prepare an inventory of all materials and Equipment that have been acquired for the Services, and deliver such materials and Equipment to Owner at the Site, or to an alternate location in the United States as designated by Owner;
     (e) provide the Owner with a copy of all current Subcontracts;
     (f) pay all amounts owing under any Subcontract;
     (g) at the Owner’s request, assign any Subcontract or purchaser order to Owner or a replacement contractor, as designated by Owner;
     (h) terminate any Subcontract which the Owner does not request be assigned under Section 10.5(g) and pay all amounts owing under such Subcontract as a consequence of the termination;
     (i) assign to the Owner or a replacement contractor, as designated by the Owner all Applicable Permits, to the extent assignable;
     (j) deliver to the Owner all drawings, data and other information to which the Owner is entitled under Section 2.2;
     (k) remove from the Century Plant Project and the Site all the Construction Manager’s and its Subcontractor’s materials, equipment and waste;
     (l) take any other actions with respect to the termination of the Services that the Owner may reasonably request;
     (m) assign to Owner all then existing rights in Intellectual Property that would have been subject to later assignment or grant any license, in each case, required pursuant to Section 2.2(c); and
     (n) transfer to the Owner care, custody and control of the Century Plant Project (including all existing Units, Trains and Pipelines).

     10.6 Reimbursement of Certain Costs.
     (a) If the Owner terminates this Agreement pursuant to Section 10.1, the Construction Manager shall be responsible for, and shall not be entitled to reimbursement for, any costs that the Construction Manager incurs in connection with any of its obligations under Section 10.5.
     (b) If the Construction Manager terminates this Agreement pursuant to Section 10.2, then the Owner shall reimburse the Construction Manager for any and all costs that the Construction Manager incurs in connection with performing its obligations under Sections 10.5(b), (d), (f), (g), (h), (i), (l), (m) and (n) except to the extent such costs were either (i) included in any Application for Payment that was previously submitted by the Construction Manager and paid in full by the Owner or (ii) collectively do not exceed any funds associated with any Payment paid by the Owner that the Construction Manager has not yet spent.
     (c) If the Owner terminates this Agreement pursuant to Section 10.3, then the Owner shall reimburse the Construction Manager for fifty percent (50%) of any costs that the Construction Manager incurs in connection with performing its obligations under Sections 10.5(b), (d), (f), (g), (h), (i), (k), (l), (m) and (n) except to the extent such costs were either (i) included in any Application for Payment that was previously submitted by the Construction Manager and paid in full by the Owner or (ii) collectively do not exceed any funds associated with any Progress Payment paid by the Owner that the Construction Manager has not yet spent.
     10.7 Exclusive Grounds for Termination. Neither Party may terminate this Agreement except as described in Sections 10.1, 10.2 and 10.3 above, and each Party waives any other rights that it may have to terminate this Agreement.
ARTICLE XI
FORCE MAJEURE
     11.1 Force Majeure.
     (a) If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement (other than the obligation to make any payments), it is agreed that, on such Party’s giving notice and reasonably full particulars of such Force Majeure to the other Party promptly after the occurrence of such event of Force Majeure, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of such Force Majeure event, but for no longer period than such Force Majeure event could be remedied by exercise of all reasonable efforts, except as provided in Section 11.2.
     (b) As used in this Agreement, any of the following events, conditions and circumstances, and all similar events, conditions and circumstances of the kind enumerated herein, for which the applicable Party is rendered, wholly or substantially, unable to perform its obligations hereunder (“Force Majeure”), except in each case (y) to the extent any of the following is within the reasonable control of, could be sufficiently alleviated by the reasonable efforts of, or is caused by the gross negligence, breach or default of, the Party claiming the Force

Majeure, and provided that, the Party claiming the Force Majeure takes all reasonable efforts to mitigate the effects of the Force Majeure and (z) that changes in costs of goods and services, changes in costs of regulatory or other compliance with Applicable Laws and regulations, and the lack of finances do not constitute Force Majeure:
     (i) any act of God or the public enemy, fire, explosion, flood, war, terrorism, national emergency, riot, sabotage or embargo;
     (ii) any Labor Difficulties from whatever cause arising and whether or not the demands of the employees involved are within the power of the claiming Party to concede, which shall constitute events of Force Majeure to the extent that such Labor Difficulties affect a Party’s ability to perform its obligations hereunder (provided that the mere shortage of labor or equipment shall not constitute Force Majeure unless caused by an independent Force Majeure); or
     (iii) compliance with any order, action, direction or request of any Governmental Authority, or with any Applicable Law or Applicable Permit, not known as of the Effective Date and not brought about by any action or omission on the part of the Party claiming the Force Majeure.
     (c) Notwithstanding the terms of Section 11.1(b), “Force Majeure” shall expressly exclude the following events:
     (i) any error, omission, or defect in the Services, or the negligence or misconduct of the Construction Manager or any of its Affiliates in connection with the performance or non-performance of the Services or any related activity;
     (ii) late delivery of equipment or materials (unless caused by an independent Force Majeure event);
     (iii) failure of any Construction Manager’s Subcontractors to perform (unless caused by an independent Force Majeure event); and
     (iv) economic hardship.
     (d) The burden of proof as to whether a Force Majeure event has occurred shall be upon the Party claiming that such Force Majeure event has occurred.
     11.2 Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party suffering the Labor Difficulties and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of the Labor Difficulties by acceding to the demands of any opposing party when such course is inadvisable in the discretion of the Party suffering the Labor Difficulties. Notwithstanding the foregoing a Party suffering Labor Difficulties shall act in good faith with respect to the other Party when attempting to remedy such Labor Difficulties.
     11.3 Costs. The risk of any additional cost incurred by the Construction Manager by reason of an event of Force Majeure shall be allocated as set forth in Section 9.2.

ARTICLE XII
INDEMNIFICATION; LIMITATION ON LIABILITY
     12.1 Indemnification and Waiver by the Construction Manager.
     (a) The Construction Manager hereby agrees to protect, defend, indemnify, and hold harmless the Owner, its Affiliates and their respective directors, officers and employees
     (collectively, the “Owner Related Parties”) from and against any and all Claims (net of any insurance proceeds actually received) for or relating to:
     (i) any injury, illness or death suffered by any Construction Manager Related Parties arising out of or related to this Agreement, EVEN IF SUCH INJURY, ILLNESS, OR DEATH IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER FAULT OR ANY OTHER THEORY OF LEGAL LIABILITY OF ANY OF THE OWNER RELATED PARTIES;
     (ii) the noncompliance by any of the Construction Manager Related Parties or any Subcontractor, its Affiliates, and their respective directors, officers and employees (collectively, the “Subcontractor Related Parties”) with any Applicable Laws or Applicable Permits;
     (iii) any loss of or damage to any materials, equipment or other property of any Person other than the Construction Manager Related Parties or the Owner Related Parties, whether rented or owned, or the injury, illness or death suffered by any Person other than the Construction Manager Related Parties or the Owner Related Parties, arising out of or related to this Agreement, to the extent and only to the extent that such loss, damage, injury, illness, or death is caused by the negligence (whether sole, joint or concurrent), strict liability or other fault or any other theory of legal liability (except gross negligence or willful misconduct) of any of the Construction Manager Related Parties or any Subcontractor Related Parties; and
     (iv) fifty percent (50%) of each Claim for alleged violations of Intellectual Property rights asserted against the Owner Related Parties by third Persons and related to and the Services or the Century Plant Project.
     (b) The Construction Manager hereby waives and releases each of the Owner Related Parties from any damage to or destruction or loss of materials, equipment or other property of the Construction Manager Related Parties even if such damage, destruction or loss is caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other fault or any other theory of legal liability of any of the Owner Related Parties.
     12.2 Indemnification and Waiver by the Owner.
     (a) The Owner hereby agrees to protect, defend, indemnify, and hold harmless the Construction Manager, its Affiliates and their respective directors, officers and employees (collectively, the “Construction Manager Related Parties”) from and against any and all Claims (net of any insurance proceeds actually received) for or relating to:

     (i) the injury, illness or death suffered by any Owner Related Parties arising out of or related to this Agreement, EVEN IF SUCH INJURY, ILLNESS, OR DEATH IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER FAULT OR ANY OTHER THEORY OF LEGAL LIABILITY OF ANY OF THE CONSTRUCTION MANAGER RELATED PARTIES;
     (ii) the noncompliance by any of the Owner Related Parties with any Applicable Laws or Applicable Permits;
     (iii) any loss of or damage to any materials, equipment or other property of any Person other than the Construction Manager Related Parties or the Owner Related Parties, whether rented or owned, or the injury, illness or death suffered by any Person other than the Construction Manager Related Parties or the Owner Related Parties, arising out of or related this Agreement, to the extent and only to the extent that such loss, damage, injury, illness, or death is caused by the negligence (whether sole, joint or concurrent), strict liability or other fault or any other theory of legal liability (except gross negligence or willful misconduct) of any of the Owner Related Parties; and
     (iv) fifty percent (50%) of each Claim for alleged violations of Intellectual Property rights asserted against the Construction Manager Related Parties by third Persons and related to and the Services or the Century Plant Project.
     (b) The Owner hereby waives and releases each of the Construction Related Parties from any damage to or destruction or loss of materials, equipment or other property of the Owner Related Parties even if such damage, destruction or loss is caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other fault or any other theory of legal liability of any of the Construction Manager Related Parties.
     12.3 Indemnification Procedures. All claims for indemnification under indemnity rights granted in this Article XII shall be asserted and resolved as follows:
     (a) For purposes of this Article XII, the term “Indemnifying Person” shall mean the Party having an obligation to indemnify a Person or Persons pursuant to this Article XII, and the term “Indemnified Person” shall mean a Person or Persons having the right to be indemnified by a Party pursuant to this Agreement.
     (b) To make claim for indemnification under any indemnity right granted in this Article XII, an Indemnified Person shall notify the Indemnifying Person of its Claim, including the specific details of and specific basis under this Agreement for its Claim (the “Indemnification Claim Notice”). In the event that the Claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall submit its Indemnification Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as required by this Section 12.2 shall not relieve the Indemnifying Person of its obligations under this Article XII with respect to that

Third Person Claim except to the extent such failure materially prejudices the Indemnifying Person’s ability to defend against the Third Person Claim.
     (c) Except in the case of indemnity for alleged violations of Intellectual Property rights, the Indemnifying Person shall assume the defense of the Third Person Claim against the Indemnified Person at the sole expense of the Indemnifying Person. In the case of an allegation of violations of Intellectual Property rights, the Owner shall in all cases act under this paragraph as if it was the Indemnifying Person, but the Construction Manager shall reimburse the Owner for fifty percent (50%) of the cost of such defense upon submission of invoices for same by the Owner. The Indemnifying Person shall choose counsel to defend the Third Person Claim with the consent of the Indemnified Person, and the Indemnified Person shall not unreasonably withhold or delay its consent to the choice of counsel. The Indemnified Person may at its sole cost and expense participate in any defense or settlement of any Third Person Claim controlled by the Indemnifying Person, but the Indemnified Person may not control the defense except to the extent it relates to matters that may affect the rights, obligations or liability of the Indemnified Person. The Indemnifying Person shall have full control of such defense and proceedings, except to the extent it relates to matters that may affect the rights, obligations or liability of the Indemnified Person. If requested by the Indemnifying Person, the Indemnified Person agrees to take reasonable steps to cooperate with the defense of the Third Person Claim, including by providing documents and testimony in discovery; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. An Indemnifying Person shall not, without the written consent of the Indemnified Person, which consent shall not be unreasonably withheld or delayed, settle any Third Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person), (ii) imposes on the Indemnified Person any material non-financial obligation, or any financial obligation outside the scope of the Indemnifying Person’s indemnification obligations under this Article XII, or (iii) adversely affects any rights of the Indemnified Person.
     (d) If the Indemnifying Person does not assume the defense of a Third Person Claim, then the Indemnifying Person shall be deemed to have waived any right to object or challenge actions taken by the Indemnified Person in the defense of the Third Person Action. The Indemnified Person shall not settle the Third Person Claim without providing ten (10) Business Days advance notice to the Indemnifying Person of the terms of the proposed settlement. The Indemnifying Person shall have the option to assume the defense of the Third Person Claim as provided in Section 12.2(c). If the Indemnified Person does not assume the defense of the Third Person claim within ten (10) Business Days of the notice of the proposed settlement, then it shall be bound by the terms of the settlement and shall have waived any objections it may have to the terms of the settlement. If the Indemnified Person settles any Third Person Claim after the Indemnifying Person has assumed the defense of the Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
     (e) If the Indemnifying Person does not assume the defense of a Third Person Claim, then the Indemnified Person shall be entitled to recover its damages, including (i) any payments made pursuant to a judgment or settlement (subject to the provisions of Section 12.2(d)) and (ii) the reasonable costs of defending the Third Person Claim.

     (f) With respect to this Article XII, the Owner is entering into this Agreement as agent on behalf of the Owner Related Parties as Indemnified Persons, and the Construction Manager is entering into this Agreement as agent on behalf of the Construction Manager Related Parties as Indemnified Persons.
     12.4 Limitation of Liability. If the Construction Manager’s total liability, whether based in contract, warranty, tort, strict liability or otherwise, arising out of, connected with or resulting from this Agreement or from the performance or breach thereof, or from any Services performed by the Construction Manager pursuant to this Agreement (other than in the case of actual fraud or for any indemnification obligations pursuant to Section 12.1(a)(iv)) exceeds eight hundred million Dollars ($800,000,000), then the Owner shall be responsible for fifty percent (50%) of all costs incurred by the Construction Manager in excess of such eight hundred million Dollar ($800,000,000) amount.
     12.5 Waiver of Consequential Damages. In no event shall either Party be liable for special, incidental, exemplary, indirect or consequential damages, including damages calculated based on loss of profits or revenue, loss of use of the equipment or any associated equipment, loss of production, loss of opportunity, cost of capital, cost of substitute equipment, facilities or services, or downtime costs.
ARTICLE XIII
REPRESENTATIONS AND WARRANTIES
     13.1 Representations by the Owner. As of the Effective Date, the Owner represents and warrants to the Construction Manager that:
     (a) The Owner is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of Texas.
     (b) The Owner has all requisite corporate power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby by the Owner have been duly and validly authorized by all necessary corporate action on the part of the Owner, and this Agreement has been duly and validly executed and delivered by the Owner, and is the valid and binding obligation of the Owner, enforceable against the Owner in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application, regardless of whether enforcement is sought in a proceeding in equity or at law).
     (c) The execution, delivery and performance by the Owner of this Agreement does not and will not (i) conflict with or violate any provision of the Owner’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which the Owner is a party; or (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain would cause a material adverse effect on the Owner’s ability to perform its obligations under this Agreement.
     (d) The Owner has neither initiated nor received written notice of any action, proceeding, or investigation pending, nor to its knowledge is any such action, proceeding, or investigation threatened (or any basis therefore known to it) which questions the validity of this Agreement, or which would materially or adversely affect its rights or obligations hereunder.
     13.2 Representations by the Construction Manager. As of the Effective Date, the Construction Manager represents and warrants to the Owner that:
     (a) The Construction Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of Texas.
     (b) The Construction Manager has all requisite limited liability company power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby by the Construction Manager has been duly and validly authorized by all necessary corporate action on the part of the Construction Manager, and this Agreement has been duly and validly executed and delivered by the Construction Manager, and is a valid and binding obligation of the Construction Manager, enforceable against the Construction Manager in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application, regardless of whether enforcement is sought in a proceeding in equity or at law).
     (c) The execution, delivery and performance by the Construction Manager of this Agreement does not and will not (i) conflict with or violate any provision of the Construction Manager’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which the Construction Manager is a party; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain would cause a material adverse effect on the Construction Manager’s ability to perform its obligations under this Agreement.
     (d) The Construction Manager has neither initiated nor received written notice of any action, proceeding, or investigation pending, nor to its knowledge is any such action, proceeding, or investigation threatened (or any basis therefore known to it) which questions the validity of this Agreement, or which would materially or adversely affect its rights or obligations hereunder.

ARTICLE XIV
GENERAL PROVISIONS
     14.1 Order of Precedence. In the event of a conflict or inconsistency between this Agreement and any Exhibit hereto, this Agreement shall take precedence.
     14.2 No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Construction Manager and the Owner, their successors and permitted assignees, and is not intended to and shall not confer any rights or benefits on any other Person.
     14.3 Confidentiality. Unless required by Applicable Laws or the rules of any recognized, national stock exchange, neither Party shall disclose or otherwise make available to any other Person (other than such Party’s Affiliates, employees, contractors and subcontractors thereof, officers, directors, legal advisors, financial advisors, accountants, prospective lenders and assignees; provided, as a condition to such disclosure each such Person shall agree to maintain the confidentiality of such information) any information regarding the existence of or the terms of this Agreement (“Agreement Confidential Information”) without the prior written consent of the other Party. Unless required by Applicable Laws or the rules of any recognized, national stock exchange, the Construction Manager shall not disclose or otherwise make available to any other Person (other than the Construction Manager’s Affiliates, employees, contractors and subcontractors thereof, officers, directors, legal advisors, financial advisors, accountants, prospective lenders and assignees; provided, as a condition to such disclosure each such Person shall agree to maintain the confidentiality of such information) any information of a technical, commercial or business nature regarding the Century Plant Project (“Project Confidential Information”) without the prior written consent of Owner. Project Confidential Information shall not include information which (a) the Party can demonstrate was known to it prior to its disclosure by the other Party; (b) is, or later becomes, public knowledge without breach of this Agreement by such Party; (c) was received by such Party from a third party without obligation of confidentiality; or (d) is developed by such Party independently from Agreement Confidential Information and Project Confidential Information received from the other Party, as evidenced by appropriate documentation. In the event that disclosure is required by court order or a Governmental Authority, the Party subject to such requirement shall promptly notify the other Party and will use reasonable efforts to obtain protective orders or similar restraints with respect to such disclosure. The Parties acknowledge and agrees that, in the event of any breach or threatened breach of this Section 14.3 by either Party or its Affiliates, the other Party would be irreparably harmed and could not be made whole by monetary damages recoverable under this Agreement. Accordingly, in addition to any other remedy to which a Party may be entitled at law or in equity, and notwithstanding any other provision in this Agreement, a Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of, or to compel specific performance of, the provisions of this Section 14.3, and neither Party, its Affiliates, nor its representatives shall oppose the granting of such relief in any court of competent jurisdiction provided the request for injunction is reasonable. For the purpose of this Section 14.3, the Parties, on their and their Affiliates’ behalf, hereby irrevocably agree to submit to the non-exclusive jurisdiction of any court or tribunal of competent jurisdiction in which a claim for injunction is brought. In the event such injunctive relief is sought, the losing Party agrees to reimburse the prevailing Party for all costs, including reasonable legal counsel fees, incurred by the prevailing Party.
     14.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.
     14.5 Disputes; Jurisdiction.
     (a) EXCEPT AS PROVIDED IN SECTION 14.5(b), ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (OR IF THAT COURT REFUSES JURISDICTION, THE DISTRICT COURT OF THE STATE OF TEXAS SITTING IN AND FOR HARRIS COUNTY) AND NOT IN ANY OTHER COURT OR TRIBUNAL. EACH PARTY SUBMITS ITSELF AND ITS PROPERTY TO THE PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND THE COURTS OF THE STATE OF TEXAS SITTING IN AND FOR HARRIS COUNTY, IN ANY SUCH ACTION. EACH PARTY WAIVES ANY OBJECTION THAT IT NOW OR IN THE FUTURE MAY HAVE TO THE VENUE OF ANY SUCH ACTION AND ANY RIGHT TO ASSERT THAT THE COURT IS INCONVENIENT, AND AGREES NOT TO RAISE ANY SUCH OBJECTION OR ASSERTION.
     (b) Notwithstanding anything to the contrary in Section 14.5(a), in the event that any dispute is specifically referred to this Section 14.5(b) for resolution, such dispute shall be resolved as follows:
     (i) No later than three (3) Business Days after the date either Party delivers to the other Party written notice of such dispute, the Parties shall meet for a period not to exceed three (3) Business Days and attempt in good faith to resolve such dispute.
     (ii) If the Parties are unable to resolve such dispute within such three (3) Business Day period, either Party may demand by written notice to the other Party that such dispute be considered jointly by an Executive Officers of each Party. No later than three (3) Business Days after the date of such notice, each Party shall cause its respective Executive Officer to meet with the other Party’s Executive Officer for a period not to exceed five (5) Business Days and attempt in good faith to resolve such dispute. Any decision of the Parties’ Executive Officers with respect to such dispute shall be final and binding on the Parties.
     (iii) If the Parties’ Executive Officers are unable to resolve such dispute within such five (5) Business Day period, then either Party may refer such dispute to John M. Campbell and Company or such other Person as mutually agreed by the Parties (the “Sole Expert”) for resolution; provided that the Parties shall cause the Sole Expert to ensure that none of its personnel involved in resolving such dispute have been engaged or retained by the Construction Manager or the Owner at any time during the five (5) year period prior to the date such dispute is referred to the Sole Expert. The Sole Expert shall be acting as an expert and not as an arbitrator. Each Party shall provide the Sole Expert and the other Party with a written statement of its position with respect to such dispute within five (5) Business Days from the date of the dispute is referred to the Sole Expert. Neither Party shall be entitled to respond to the statement provided by the other Party to the Sole Expert. No Party will disclose to the Sole Expert, and the Sole Expert will not consider for any purposes, any settlement discussions or settlement offer made by any Party to the other Party. For those disputes, and only those disputes, where the Parties disagree solely on a monetary amount or the effect on any Target Milestone or Critical Path Milestone, the Sole Expert shall be authorized only to select one of the positions presented by the Parties. For all other disputes, unless otherwise agreed by the Parties, the Sole Expert shall be authorized to resolve the dispute as the Sole Expert deems appropriate. The Sole Expert shall issue a written decision with respect to any dispute as soon as practicable, but in no event later than twenty (20) Business Days after the date such dispute is referred to the Sole Expert. The decision of the Sole Expert with respect to any dispute shall (expect in the case of fraud or manifest error) be final and binding on the Parties. The costs and expenses of the Sole Expert shall be borne by the Party against whom such dispute is decided.
     14.6 Effect of Waiver. Any waiver by Party of a default hereunder must be in writing and signed by the waiving Party. No waiver by a Party of any one or more defaults by the other Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.
     14.7 Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided that either Party may assign any of its rights and obligations under this Agreement to an Affiliate of such Party. Notwithstanding the foregoing, the Owner may pledge or grant a security interest in, or collaterally assign, any of its rights in this Agreement to secure any of its debts or obligations under any loan or credit agreement or other financing documents, upon prior written notice thereof to Construction Manager.
     14.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     14.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, representations and understandings, written or oral, pertaining thereto.
     14.10 Amendments. No modifications, amendments, or other changes in or to this Agreement will be binding on any Party unless consented to in writing by each Party, other than modifications, amendments or other changes to (a) Exhibit A or Exhibit B in accordance with Section 2.2, or (b) Exhibit C in accordance with Article III.
     14.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction.
     14.12 Notices. Every notice, request or other statement to be made or delivered to a Party pursuant to this Agreement shall be directed to such Party’s representative at the address or facsimile number given below or to such other address or facsimile number as the Party may designate from time to time. The Parties’ addresses and facsimile numbers are:
     If to the Owner:
OXY USA Inc.
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Facsimile: 713) 985-1400
Attn: E.A. Sandy Lowe
with copy to:
OXY USA Inc.
10889 Wilshire Boulevard
Los Angeles, California 90024
Facsimile: (310) 443-6435
Attention: Todd Stevens
and:
Occidental Oil and Gas Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024
Facsimile: (310) 443-6192
Attention: Vice President and General Counsel
     If to the Construction Manager:
SandRidge Exploration and Production, LLC
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
Facsimile: (405) 753-5986

Attn: Clay Midkiff, Manager of Treating and Processing
with copy to:
SandRidge Exploration and Production, LLC
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
Facsimile: (405) 753-5988
Attn: Steve Cargill, Senior Counsel
     For purposes of this Agreement, the date on which any notice, request, statement, payment or other communication (including communication by facsimile) shall be deemed to have been given shall be the date on which it is received by the recipient.
     14.13 Authorized Representatives. In order to secure effective cooperation and to deal on a prompt and orderly basis with the various scheduling and administrative issues which may arise in connection with the rights and obligations of the Parties hereunder, each Party shall appoint its own Authorized Representative and notify the other Party in writing of such representative’s name, address, e-mail address, facsimile and telephone number within five (5) days after the execution of this Agreement. Either Party may, at any time, change the designation of its Authorized Representative, provided such Party shall promptly notify the other Party in writing of such change. Each Party’s Authorized Representative shall be authorized to administer, but not modify or amend, this Agreement on behalf of such Party, agree to Change Orders and agree upon procedures and provide such information as is necessary for coordinating the efforts of the Parties.
     14.14 Public Announcements. The Parties shall not, except as required by Applicable Laws or the rules of any recognized national stock exchange, (a) cause any public announcement to be made regarding this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld or (b) make any public statements regarding the construction of the Century Plant Project without using reasonable efforts to consult the other Party; provided that in any event no details of the commercial terms shall be disclosed. Notwithstanding the foregoing, Owner shall be relieved its obligation under Section 14.13(b) above upon Substantial Completion of the Century Plant Project. In the event that a Party shall be required to cause such a public announcement to be made pursuant to any Applicable Laws or the rules of any recognized national stock exchange, such Party shall endeavor to provide the other Party at least forty-eight (48) hours prior written notice of such announcement.
     14.15 Offset. Either Party shall have the right to set off and reduce Dollar for Dollar any amounts that it may owe to the other Party pursuant to this Agreement by any amounts that such other Party may owe to it pursuant to this Agreement.
Signature Pages Follow

     IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

OWNER:

OXY USA INC.

By:	/s/ Todd A. Stevens

Name:	Todd A. Stevens
Title:	Vice President
Signature Page
Construction Management Agreement

CONSTRUCTION MANAGER:

SANDRIDGE EXPLORATION AND PRODUCTION, LLC

By:	/s/ Tom L. Ward

Name:	Tom L. Ward
Title:	Chairman, CEO and President
Signature Page
Construction Management Agreement